UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE ARIELLE CORP.
(Name of small business issuer in its charter)


Delaware

                                                             11-3456837
(State or jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
of incorporation or      Classification Code Number)    Identification No.)
organization)

 26 Aerie Court, North Hills, New York 11030      (516) 621-8286
     (Address and telephone number of principal executive offices)

 26 Aerie Court, North Hills, New York 11030

         (Address of Principal place of business or intended principal
          Place of business)

Schonfeld & Weinstein, L.L.P., 63 Wall Street, Suite 1801, New York, NY
(212)344-1600 (Name, address, and telephone number of agent for service)

Copies to:

Andrea I. Weinstein, Esq.
Schonfeld & Weinstein, L.L.P.
63 Wall Street, Suite 1801
New York, New York 10005
Phone:  (212) 344-1600
Fax:    (212) 480-0717

Jay Valinsky, Esq.
Kipnis, Tescher, Lippman and Valinsky, P.A.
100 NE 3rd Avenue, Suite 610
Fort Lauderdale, Florida  33301
Phone: (954) 467-1964
Fax:   (954) 467-2264



Approximate date of proposed sale to the public as soon as practicable after the effective date of this Registration Statement and Prospectus.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933,(the "Securities Act") or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 CALCULATION OF REGISTRATION FEE

No registration fee is due on a Reconfirmation Offering under Rule 419.


Cross Reference Sheet
Showing the Location In Prospectus of
Information Required by Items of Form SB-2


  Part I.    Information Required in Prospectus

  Item
   No.           Required Item                 Location or Caption


  1.     Front of Registration Statement       Front of Registration
         and Outside Front Cover of            Statement and outside
         Prospectus                            front cover of Prospectus

  2.     Inside Front and Outside Back         Inside Front Cover Page
         Cover Pages of Prospectus             of Prospectus and Outside
                                               Front cover Page of Prospectus

  3.     Summary Information and Risk          Prospectus Summary;
         Factors                               High Risk Factors

  4.     Use of Proceeds                       Use of Proceeds

  5.     Determination of Offering             Prospectus Summary -
         Price                                 Determination of Offering
                                               Price; Risk Factors

  6.     Dilution                              Not Applicable

  7.     Selling Security Holders              Not Applicable

  8.     Plan of Distribution                  Not Applicable
  9.     Legal Proceedings                     Legal Proceedings

 10.     Directors, Executive Officers,        Management
         Promoters and Control Persons

 11.     Security Ownership of Certain         Principal Shareholders
         Beneficial Owners and Management

Part I   Information Required in Prospectus    Caption in Prospectus


 12.     Description of Securities             Description of Securities

 13.     Interest of Named Experts and         Legal Opinions; Experts;
                                                                   Counsel

 14.     Disclosure of Commission Position     Statement as to
         on Indemnification for Securities     Indemnification
         Act Liabilities

 15.     Organization Within Last              Management, Certain
         Five Years                            Transactions

 16.     Description of Business               Business

 17.     Management's Discussion and           Management's Discussion and
         and Analysis or Plan of               Analysis
         Operation

 18.     Description of Property               Not Applicable

 19.     Certain Relationships and Related     Certain Transactions
         Transactions

 20.     Market for Common Stock and           Prospectus Summary
         Related Stockholder Matters

 21.     Executive Compensation                Executive Compensation

 22.     Financial Statements                  Financial Statements

PROSPECTUS

THE ARIELLE CORP.
(a Delaware corporation)

RECONFIRMATION OFFER

     This prospectus relates to the reconfirmation offer of 100,000 shares of common stock of The Arielle Corp. ("Arielle," "We" or "Us") sold in Arielle's initial public offering. Pursuant to Rule 419 of the Securities Act of 1933, shareholders representing at least 80% of Arielle's maximum offering proceeds ($28,000) must elect to reconfirm their investments (the "Reconfirmation Offer"). Pursuant to Rule 419, each purchaser of common stock in Arielle's initial public offering shall have no fewer than 20 business days and no more than 45 business days from the effective date of the post-effective amendment to notify Arielle in writing that the Rule 419 investor elects to remain an investor. If Arielle has not recorded such written notification by the 20th business day following the post- effective amendment, funds held in the escrow account shall be sent by first class mail or other equally prompt means to the Rule 419 investors within five business days. Once a Rule 419 investor has sent his/her letter of reconfirmation to Arielle, such letter of reconfirmation may not be revoked.

     Pursuant to an Agreement and Plan of Merger between Arielle and Method Products Corp. a corporation organized and existing under the laws of State of Florida ("MPC"), dated January 12, 2000, MPC shall be merged into Arielle with Arielle as the surviving entity. The merger must be consummated within eighteen
(18) months from the effective date of Arielle's initial public offering which was April 6, 1999. On the effective date of the merger, all Arielle shareholders shall become shareholders of Arielle. Thus, on the effective date of the merger, all MPC shareholders shall become shareholders of Arielle as a result of the merger.

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" COMMENCING
AT PAGE                .


THE ARIELLE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common shares subject to the reconfirmation offer hereto. This prospectus does not contain all the information set forth in the Registration Statement and its exhibits and schedules. For further information with respect to Arielle and our securities, we refer you to the Registration Statement, exhibits and schedules.

         Additional information about Arielle, is available upon request from Schonfeld & Weinstein, L.L.P., 63 Wall Street, Suite 1801, New York, New York 10005. Additional information about MPC may be obtained by contacting Method Products Corp., 1301 West Copans Road, Suite F-1. Pompano Beach, Florida. Attn:
Mark Antonucci, Chief Executive Officer.

NO. OF SHARES                                  OFFERING
SOLD IN INITIAL   PRICE PER   GROSS PROCEEDS   PROCEEDS PAID     NET
PUBLIC OFFERING   SHARE       TO THE COMPANY   OUT FOR EXPENSES  IN ESCROW(1)
--------------------------------------------------------------------------------
   100,000          $.35       $35,000          $3,500            $31,500

(1) 10% of the offering proceeds of our initial public offering ($3,500) were released to us pursuant to Rule 419.



The Date of this Prospectus is              .
                               -------------

The following were Arielle's expenses for its initial public offering(1):

Escrow Fee.......................................................$  1,000
Securities and Exchange Commission Registration Fee..............$     35
Legal Fees.......................................................$ 15,000
Accounting Fees..................................................$  2,000
Printing and Engraving...........................................$    500
Blue Sky Qualification Fees and Expenses.........................$    750
Miscellaneous....................................................$  1,650
Transfer Agent Fee...............................................$  1,000

TOTAL............................................................$ 21,935(3)


The following are Arielle's estimated expenses for the reconfirmation offering
(2):

Securities and Exchange Commission Registration Fee.. ......$     0
Legal Fees..................................................$50,000
Accounting Fees.............................................$10,000
Printing and Engraving......................................$ 5,000
Miscellaneous...............................................$   500
Transfer Agent Fees.........................................$ 1,500

TOTAL.......................................................$67,000

(1) Have been/will be paid by Arielle
(2) Have been/will be paid by MPC
(3) This amount was paid by funds received in our private placement which took place between October 13, 1997 and March 30, 1998 and with the 10% expense allowance allowed pursuant to Rule 419.

TABLE OF CONTENTS

                                                       Page #
PROSPECTUS SUMMARY

INVESTORS' RIGHTS AND SUBSTANTIVE PROTECTION
    UNDER RULE 419

RISK FACTORS

MERGER

USE OF PROCEEDS

SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

BUSINESS

MANAGEMENT

DESCRIPTION OF SECURITIES

PRINCIPAL SHAREHOLDERS

CERTAIN TRANSACTIONS

LEGAL MATTERS

EXPERTS

THE ARIELLE CORP. FINANCIAL STATEMENTS

METHOD PRODUCTS CORP.FINANCIAL STATEMENTS

THE ARIELLE CORP. AND
METHOD PRODUCTS CORP.  PROFORMA CONDENSED
BALANCE SHEET AND STATEMENT OF OPERATIONS

PROSPECTUS SUMMARY

     The following is a summary of certain information contained in this prospectus and is qualified by the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in this prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors". Unless otherwise indicated, the capital structure, the number of shares outstanding and the per share data and information in this Prospectus have been adjusted to give effect to the merger described herein.


The Arielle Corp.

     Arielle was incorporated in the State of Delaware on October 6, 1997 for the sole purpose of acquiring or merging with an unspecified operating business. Arielle has no operating assets and has not engaged in any business activities, other than to seek out and investigate other businesses for potential merger or acquisition.

     On April 7, 1999, Arielle commenced a "blank check" offering pursuant to Rule 419 which generated $35,000 in gross proceeds from approximately 40 different investors. Pursuant to Rule 419, all of the gross proceeds from that offering, less 10%, and the Arielle shares purchased by the Rule 419 investors, are being held in escrow pending (i) distribution of a prospectus to each of them describing any prospective business acquisition by Arielle and (ii) the subsequent confirmation of at least 80% of the shares owned by the Rule 419 investors that they elect to remain investors.

     The executive offices of Arielle are located at 26 Aerie Court, North Hills, New York 11030. The telephone number is (516) 621-8286.

Method Products Corp.

         MPC is a multi-service business communications systems company specializing in the custom design, installation and service of total communications network systems for businesses, with a focus on businesses located in South Florida. MPC is involved with computer telephone integration, fiber optic cabling and video conferencing, among other network systems.

         Since 1990, MPC has operated as a full service communications systems provider offering businesses a single source for services and equipment required for communications systems. MPC's goal is to provide "one stop shopping" for its clients' telecommunications needs. MPC is an authorized dealer for Fujitsu, Nitsuko America, Panasonic and Sony Corporation, among others.

         The executive offices of MPC are located at 1301 West Copans Road, Suite F-1, Pompano Beach, Florida 33064. MPC's phone number is (954) 968-1913.

Reconfirmation Offering Conducted in Compliance with Rule 419

     Arielle is a blank check company and, consequently, this reconfirmation Offering is being conducted in compliance with the Commission's Rule 419. The Rule 419 investors have certain rights and will receive the substantive protection provided by the rule. To that end, the securities purchased by investors and the funds received in our initial public offering are deposited and held in an escrow account established pursuant to Rule 419, and shall remain in the escrow account until an acquisition meeting specific criteria is completed. Before the acquisition can be completed and before the deposited funds and deposited securities can be released to Arielle and the Rule 419 investors, respectively we must take the following steps:

-        Update the registration statement with a post-effective amendment.

- Within five business days after the effective date of the post-effective amendment, we must furnish the Rule 419 investors with the prospectus. This prospectus must contain the terms of a reconfirmation offer and information regarding the proposed acquisition candidate and its business, including audited financial statements.

         According to Rule 419, investors must have no fewer than 20 and no more than 45 business days from the effective date of the post-effective amendment to decide to reconfirm their investment and remain an investor or, alternately, require the return of their investment, minus up to 10% of their investment. Each Rule 419 investor shall have 20 business days from the date of this prospectus to reconfirm his/her investment in Arielle. Any Rule 419 investor not making any decision within this 20 business day period will automatically have his/her investment funds returned. The rule further provides that if we do not complete an acquisition meeting the specified criteria within 18 months of the effective date of its initial public offering, all of the deposited funds in the escrow account must be returned to Rule 419 investors.

Reconfirmation Offer

     This prospectus relates to a reconfirmation by Arielle shareholders of their investments in Arielle. Rule 419 states that, the proceeds of our initial public offering and the securities purchased in that offering, both of which are currently held in escrow, will not be released from escrow account until:

(1) Arielle executes an agreement for an acquisition or merger meeting certain criteria.

(2) a post-effective amendment which includes the terms of the reconfirmation offer, as well as information about the merger agreement and audited financial statements is filed.

(3) Arielle conducts a reconfirmation offer and shareholders representing 80% of Arielle's initial public offering proceeds elect to reconfirm their investments. This 80% shall be computed twenty (20) business days after the effective date of this post-effective amendment.

         Once an investor has sent his/her letter of reconfirmation to Arielle, such letter of reconfirmation may not be revoked. In the event the Rule 419 investors do not vote to reconfirm the offering, the deposited funds shall be returned to investors on a pro rata basis. Such funds will be returned within 5 business days of failure to approve the merger.

Terms of the Merger Agreement

         The terms of the merger are set forth in the merger agreement and consummation of the merger is conditioned upon, among other things, the acceptance of the reconfirmation offer by holders of at least 80% of the shares owned by the Rule 419 investors. As a result of the consummation of the merger, MPC will be merged into Arielle, with Arielle as the Surviving Entity. Upon consummation of the merger,

- Each shareholder who holds shares of Arielle's common stock registered in the registration statement declared effective by the Securities and Exchange Commission on April 6, 1999, and who accepts the reconfirmation offer shall continue to hold his or her share certificate(s) representing Arielle's registered common stock.

- Each holder of registered common stock who rejects the reconfirmation offer will be paid his or her pro rata share of the amount in the escrow account or approximately $.32 per share. In the event the escrowed funds exceed $31,500 at the consummation of the merger, those funds shall be distributed on a pro rata basis to those Arielle shareholders who reject the reconfirmation offering. At the effective date of the merger, 100% of the issued and outstanding shares of MPC shall be canceled and Arielle will issue 7,135,521 shares of Arielle common stock, representing 91.6% of the merged entity, to former MPC shareholders in proportion to shares held in shares of common stock of MPC. 156,000 shares, representing 2% of the merged entity, shall be issued to Schonfeld &Weinstein, L.L.P. Arielle shareholders shall continue to hold 500,000 shares of the merged entity, representing 6.5% of the merged entity. Of the 7,135,521 shares to be held by former MPC shareholders 779,152 shall be held in escrow and released only if MPC achieves sales of at least $5,000,000 in the first fiscal year following the merger.

Recent Developments

         Our board of directors believes that the merger represents a good investment opportunity for our shareholders and recommends that the Rule 419 investors elect to accept the reconfirmation offering. Our Board of Directors recommends that Rule 419 investors, when determining whether or not to reconfirm their investments, also consider, MPC's working capital and operating results.

     The Merger Agreement was approved by the directors and shareholders of MPC by written consent dated as of January 12, 2000. The merger agreement was confirmed by the written consent of the directors of Arielle on February 4, 2000.

Accounting Treatment

     Although Arielle is the legal surviving corporation, for accounting purposes, the merger is treated as a purchase business acquisition of Arielle by MPC (a reverse acquisition) and a recapitalization of MPC. MPC is the acquirer for accounting purposes because the former MPC stockholders will receive the larger portion of the common stockholder interests and voting rights than those retained by the former Arielle stockholders. Because MPC is the acquirer for accounting purposes under APB Opinion No. 16, the Surviving Entity shall adopt MPC's fiscal year end, June 30.


High Risk Factors

     Investments in the securities of Arielle are highly speculative, involve a high degree of risk, and only persons who can afford the loss of their entire investment should vote to reconfirm their investments.

Use of Proceeds

         In its initial public offering, Arielle generated $35,000 in proceeds. 10% ($3,500) of the deposited funds was released to Arielle prior to this reconfirmation offering.

         Arielle intends to use this sum for expenses incurred in the offering, including, but not limited to, accounting expenses, transfer agent fees, printing fees and certificates of good standing. The remaining $31,500 will remain in the interest-bearing escrow account maintained by Chase Manhattan Bank, which bank acts as escrow agent. No portion of the deposited funds has been or will be expended to merge MPC into Arielle. The deposited funds will be transferred to Arielle pursuant to the merger agreement if and when a business combination is effected.

Certain Income Tax Consequences

     In management's opinion, the merger is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that stockholders of Arielle and MPC subject to United States tax will not recognize gain or loss from the transaction. In addition, the transaction is not intended to result in the recognition of gain or loss to either MPC or Arielle in the respective jurisdictions where each of them is subject to taxation. NO OPINION OF COUNSEL NOR A RULING FROM THE INTERNAL REVENUE SERVICE HAS BEEN OBTAINED IN REFERENCE TO THE FOREGOING. THE FOREGOING IS FOR GENERAL INFORMATION ONLY AND ARIELLE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TRANSACTION TO THEM.

INVESTORS' RIGHTS AND SUBSTANTIVE PROTECTION UNDER RULE 419

Deposit of Offering Proceeds and Securities

     Rule 419 requires that in a blank check offering, offering proceeds, after deduction for underwriting commissions, underwriting expenses and dealer allowances, and the securities purchased by investors in such an offering, be deposited into an escrow or trust account governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the deposited funds and deposited securities will be released to Arielle and to the 419 investors, respectively, only after Arielle has met the following three basic conditions:

- Arielle must execute an agreement(s) for an acquisition or merger meeting certain prescribed criteria.

- Arielle must file a post-effective amendment to its registration statement which includes the terms of a reconfirmation offer. The post-effective amendment must also contain information regarding the acquisition or merger candidate(s)and its business(es), including audited financial statements.

- Arielle must conduct the reconfirmation offer and satisfy all of the prescribed conditions, including the condition that a certain minimum number of investors must elect to remain investors.

         After Arielle submits a signed representation to the escrow agent that the requirements of Rule 419 have been met, and after the acquisition or merger is consummated, the escrow agent can release the deposited funds and deposited securities.

     Accordingly, Arielle has entered into an escrow agreement with Chase Manhattan Bank as escrow agent which provides that:

         (1) The proceeds are to be deposited into the escrow account maintained by the escrow agent promptly upon receipt. Rule 419 permits 10% of the deposited funds to be released to Arielle prior to the reconfirmation offering. The deposited funds and any dividends or interest thereon, if any, are to be held for the sole benefit of the investors and can only be invested in bank deposits, in money market mutual funds or federal government securities or securities for which the principal or interest is guaranteed by the federal government.

         (2) All securities issued in connection with the offering and any other securities issued with respect to such securities, including securities issued with respect to stock splits, stock dividends or similar rights are to be deposited directly into the escrow account promptly upon issuance. The identity of the investors are to be included on the stock certificates or other documents evidencing the deposited securities. The deposited securities held in the escrow account are to remain as issued and are to be held for the sole benefit of the investors' who retain the voting rights, if any, with respect to the deposited securities held in their names. The deposited securities held in the escrow account may not be transferred, disposed of nor any interest created therein other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 or Table 1 of the Employee Retirement Income Security Act.



                                       13
Prescribed Merger Criteria

     Rule 419 requires that before the deposited funds and the deposited securities can be released, Arielle must first execute an agreement to acquire an acquisition candidate(s) or merge with a merger candidate(s) meeting certain specified criteria. The agreement(s) must provide for the acquisition(s), merger(s) of a business(es) or assets for which the fair value of the business represents at least 80% of the maximum offering proceeds. The agreement(s) must include, as a condition precedent to their consummation, a requirement that the number of investors representing 80% of the maximum offering proceeds must elect to reconfirm their investment. For purposes of the offering, the fair value of the business(es) or assets to be acquired must be at least $28,000 (80% of $35,000). Based on its financial statements for the nine months ended March 31, 2000, MPC has a fair value in excess of $28,000.

Post-Effective Amendment

     Once the agreement(s) governing the acquisition(s), or merger(s) of a business(es) meeting the above criteria has been executed, Rule 419 requires Arielle to update the registration statement with a post-effective amendment. The post-effective amendment must contain information about

- The proposed acquisition candidate(s) and its business(es), including audited financial statements,

-        the results of this Reconfirmation Offering and

- the use of the funds disbursed from the Escrow Account. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The reconfirmation offer must include certain prescribed conditions which must be satisfied before the Deposited Funds and Deposited Securities can be released from the Escrow Account.

Reconfirmation Offering

     The reconfirmation offer must commence after the effective date of the post-effective amendment. According to Rule 419, the terms of the reconfirmation offer must include the following conditions:

     (1) The prospectus contained in the post-effective amendment will be sent to each Rule 419 investor whose securities are held in the escrow account within 5 business days after the effective date of the post-effective amendment.

     (2) Each investor will have no fewer than 20 and no more than 45 business days from the effective date of the post-effective amendment to notify Arielle in writing that the investor elects to remain a Rule 419 investor. The reconfirmations will be tabulated 20 business days from the effective date. Rule 419 investors who submit their letter of reconfirmation to Arielle shall not have the right to revoke such letter.

     (3) If Arielle does not receive written notification from an investor within 20 business days following the effective date, the pro rata portion of the deposited funds (and any related interest or dividends) held in the escrow account on such Rule 419 investor's behalf will be returned to the investor within 5 business days by first class mail or other equally prompt means.

     (4) The acquisition(s) will be consummated only if a minimum number of Rule 419 investors representing 80% of the maximum offering proceeds equaling $28,000 elect to reconfirm their investment.

     (5) If a consummated acquisition has not occurred by October 6, 2000 (18 months from the date of original prospectus), the deposited funds held in the escrow account shall be returned to all Rule 419 Investors on a pro rata basis within 5 business days by first class mail or other equally prompt means.

Release of Deposited Securities and Deposited Funds

     The deposited funds and deposited securities may be released to Arielle and the Rule 419 investors, respectively, after:

     (1) The escrow agent has received a signed representation from Arielle and any other evidence acceptable by the escrow agent that:

           (a) Arielle has executed an agreement for the acquisition of or merger with a target business for which the fair market value of the business represents at least 80% of the maximum offering proceeds and has filed the required post-effective amendment;

           (b) The post-effective amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed and that Arielle has satisfied all of the prescribed conditions of the reconfirmation offer.

     (2) The acquisition of, or merger with, a business (including shareholder approval of the merger or acquisition) with the fair value of at least 80% of the maximum proceeds.


Risk Factors

     Investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider, together with the other information appearing in this prospectus, the following factors, among others, in evaluating MPC and its business before reconfirming their investments in Arielle.

We can only merge with one company

     If this merger is consummated, Arielle will be involved in no other business combination. MPC's business is centered around essentially one industry: telecommunications. This lack of diversification may subject our shareholders to economic fluctuations within the industry in which MPC conducts business. Any lack of demand for services to be rendered by MPC would have a material adverse effect on MPC's business, operating results and financial condition.

MPC will rely on key existing and future personnel.

         MPC's success will depend to a large degree upon the efforts and abilities of its officers and key management employees, Mark V. Antonucci, Chief Executive Officer and Chief Financial Officer, Mark I. Weitsman, President and Chief Operating Officers, Michael R. Beaubien, Executive-Vice President and Director of Information Service, and Michael Hartley, Vice-President of Operations. The loss of the services of one or more of its key employees could have a material adverse effect on MPC's business prospects and potential earning capacity. MPC has entered into employment agreements with Mr. Antonucci, Mr. Weitsman, Mr. Beaubien and Mr. Hartley. MPC has key person life insurance on Mr. Antonucci and Mr. Weitsman. MPC will need to continue to recruit and retain additional members of senior management to manage anticipated growth, but there can be no assurance that MPC will be able to recruit or retain additional members of senior management on terms suitable to MPC.

         A high percentage of MPC's business is currently dependent on two suppliers.

         For the fiscal years ended June 30, 1999 and June 30, 1998, approximately 27% and 65%, respectively, of MPC's total sales were attributable to the sale of medium sized voice communication equipment manufactured by Nitsuko America Telecom Division, and approximately 19% and 10%, respectively, of MPC's total sales were attributable to the sale of large multimedia platform based exchange system manufactured by Fujitsu Business Communication Systems. Termination or change of MPC's business relationship with Nitsuko and/or Fujitsu to reduce their reliance upon independent distributors such as MPC could have a material adverse effect on MPC.


We may not be able to grow at a rapid pace.

         We will be pursuing an aggressive growth strategy, the success of which will depend in large part upon our ability to:

-     develop and expand our business

- acquire existing technology companies involved in new segments of the industry

-     acquire experienced personnel.

         Even if we are successful in enhancing profitability after acquiring additional companies, there can be no assurance as to how long a period of time accomplishing such profitability will take or the levels of future profitability that can be achieved. Acquisitions involve a number of risks, including the diversion of management's attention, issues related to the assimilation of the operations and personnel of the acquired businesses, and potential adverse effects on operating results. There can be no assurance that MPC will find attractive acquisition candidates in the future, that acquisitions can be consummated on acceptable terms, that any acquired companies can be integrated successfully into MPC's operations or that any such acquisitions will not have an adverse effect on the MPC's financial condition or results of operations.

         Successful achievement of MPC's expansion plans will depend in part upon an ability to:

-        Select and compete successfully in new markets

-        Hire, train and retain qualified personnel

-        Acquire existing businesses.

         MPC may incur significant start-up costs in connection with entering new markets. There can be no assurance that it will achieve its planned expansion goals on a timely basis, if at all, or manage its growth effectively. Failure to expand or manage its growth could have a material adverse effect on its financial condition or results of operations.

Former MPC shareholders will own a majority of the shares after the merger.

     After consummation of the merger, the current shareholders of Arielle will control the vote of 91.6% of Arielle's issued and outstanding common shares. As a result, the former MPC shareholders will have the ability to control the outcome of substantially all issues submitted to shareholders of the merged entity.

         A confirmation of the investment in the common stock will result in an immediate substantial dilution of the investor's investment.

     The holders of the restricted common shares of Arielle have acquired their interest in Arielle at an average cost per share which was significantly less than that which the public investors paid for their securities. Consequently, the public investors will bear the majority of the risk of any loss that may be incurred in Arielle's operations.

There is no public market for our securities.

     Prior to the closing of the merger, there will have been no public trading market for Arielle's common stock. Given the small size of the initial public offering, the relatively minimal public float, and lack of participation of a professional underwriter, there is only a very limited likelihood of any active and liquid public trading market developing for the shares. If such a market does develop, the price of Arielle's common stock may be volatile. Thus, investors run the risk that they will never be able to sell their shares. In any event, there are additional state securities laws preventing resale transactions. No potential market makers have been solicited by Arielle. There can be no assurances that any broker will ever agree to make a market in Arielle's securities.

We may need additional financing.

           MPC has no plans to seek loan financing. No officers, directors of affiliates of MPC or Arielle have agreed to lend money to the company. However, in order to achieve and maintain our planned growth rate after the merger, which growth plan includes financing acquisitions, MPC may have to obtain additional bank financing or sell additional debt or equity securities in public or private financing. Any such financing could dilute the interest of current shareholders. There can be no assurance that any such additional financing will be available or, if it is available, that it will be in such amounts and on the terms as will be satisfactory to MPC.

We will face intense competition.

         The market for companies involved in telecommunications is fragmented and highly competitive, and competition is increasing substantially. MPC competes with other telecommunications companies both regionally and nationally. Other competitors, some of which may have greater financial and other resources than MPC, may also enter the markets in which MPC currently operates or intends to expand. There can be no assurance that MPC will be able to compete successfully against these competitors.

We have not declared dividends and we do not anticipate doing so.

         Arielle has not paid any dividends and does not contemplate or anticipate paying any dividends on its common stock in the foreseeable future.

         We arbitrarily set the offering price of the shares offered in our initial public offering.

     The price at which the Arielle's shares were offered to the public in Arielle's initial public offering was arbitrarily determined by Arielle. There is no relationship between the initial offering price of the shares to Arielle's assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indication of any future market price of the securities.

Possible Future Rule 144 Sales

     There are currently 500,000 Arielle common shares issued and outstanding. 400,000 of these shares are "restricted securities" as defined by Rule 144 of the Securities Act. Under Rule 144, restricted securities which have been beneficially owned for at least one year may be sold in brokers' transactions or directly to market makers, subject to certain quantity and other limitations. Generally, under Rule 144 a person may sell, in any three-month period, an amount equal to the greater of (i) the average weekly trading volume, if any, of the common stock during the four calendar weeks preceding the sale or (ii) 1% of the company's outstanding common stock. After the merger Arielle will have outstanding 7,791,521 shares of Common Stock, including 100,000 shares held in escrow pursuant to Rule 419, and 779,152 held in escrow pursuant to the merger agreement. Shares beneficially owned for two years by non-affiliates of Arielle may be sold without regard to these quantity or other limitations. The possibility of sales of substantial amounts of such stock could have a depressive effect on the price of the common stock in any market which may develop.

Conflicts of Interest.

     Arielle's officers and directors are engaged in various business ventures. Thus, there may be conflicts of interest in the allocation of time between Arielle's business and such other businesses. These activities may conflict with the interests of Arielle. As a result of their other interests, they may personally benefit from decisions or recommendations made with respect to the business of Arielle. Whereas conflicts may arise, management is aware of its fiduciary duty to Arielle and will act in good faith and endeavor on an equitable basis to resolve any conflicts which may arise, on an equitable basis.

Caution to Public Investors.

     For all of the aforesaid reasons, and others set forth herein, these securities involve a high and substantial degree of risk. Any public investor considering reconfirming his/her investment in Arielle should be aware of these and other factors as set forth in this prospectus. No public investor considering reconfirming his/her investment in Arielle should do so if he/she anticipates a need for immediate return on his investment. Reconfirmation should only be made by investors who can afford to absorb a total loss and have no need for immediate return on their investments.

We will be depending on qualified personnel and key individuals.

     Upon completion of the merger, Arielle's officers and directors will resign, and new officers and directors will be appointed. Neither Arielle nor MPC can assure current Arielle shareholders of the qualifications of such persons to run a publicly owned company. MPC is dependent on certain key officers, employees and directors. Additionally, the success of companies held by MPC will be dependent in, large part, on individuals who manage those companies. The loss of the services of any of such persons during this period could adversely affect Arielle's prospects.

There was no independent valuation of the shares in the merger transaction.

     The number of Arielle shares to be issued pursuant to the merger agreement was determined by negotiation between MPC and Arielle and does not necessarily bear any relationship to MPC's asset value, net worth or other established criteria of value and should not be considered indicative of the actual value of MPC. Furthermore, neither MPC nor Arielle has obtained either an appraisal of MPC's or Arielle's securities or an opinion that the merger is fair from a financial perspective.

         Failure of sufficient number of investors to reconfirm their investments will result in the merger not being consummated.

     The merger cannot be consummated unless the Rule 419 investors representing

80% of the maximum offering proceeds elect to reconfirm their investments. Rule 419 investors must affirmatively elect to reconfirm their investments; no response within the twenty business day period Arielle must grant its shareholders to reconfirm will be viewed as a vote not to reconfirm. If, after completion of this reconfirmation offering, a sufficient number of Rule 419 Investors do not reconfirm their investment, the merger will not be consummated. In such event, none of the deposited securities held in escrow will be issued and the deposited funds will be returned to Rule 419 Investors on a pro rata basis. As a consequence, since Arielle expects to use the 10% allowed to it pursuant to Rule 419, the Rule 419 investors will be returned only 90% of their invested funds.

Penny Stock Regulation

     Broker-dealer practices in connection with transactions in "penny-stock" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure regarding penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If Arielle's Common Stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their shares.

MERGER

Background of the Merger Agreement

     Arielle was organized on October 6, 1997 under the laws of the State of Delaware in order to provide a vehicle to acquire or merge with a business or company. On April 7, 1999, Arielle commenced a "blank check" offering pursuant to Rule 419 promulgated under the Securities Act. The purpose of the offering was to cause Arielle to become a publicly held reporting company under the Securities Exchange Act of 1934. The offering was successful in raising $35,000 in gross proceeds from Rule 419 investors. Pursuant to Rule 419, $31,500 of the net proceeds from that offering, and 100,000 Arielle shares purchased by the Rule 419 investors, were placed in escrow pending

- distribution of a prospectus to each of the Rule 419 investors describing any prospective business acquisition by Arielle and

- the subsequent reconfirmation by the holders of at least 80% of the shares owned by the Rule 419 investors that they have elected to remain investors.

     In the event approval of the merger is not obtained from at least 80% of the Rule 419 investors, then the shares deposited in the Rule 419 Escrow account will not be released to the Rule 419 investors. Instead, the $31,500 net offering proceeds in the Rule 419 Escrow will be released to the Rule 419 investors in proportion to their investment, at approximately $.32 per share. In the event the escrowed funds exceed $31,500 at the consummation of the merger, the excess funds shall be returned on a pro rata basis to those registered common shareholders rejecting the reconfirmation offer. The Rule 419 Investors paid $.35 per share in Arielle's initial public offering.

     Pursuant to Rule 419, the value of MPC must represent at least 80% of the maximum offering proceeds, or $28,000. Based upon its financial statements for the nine months ended March 31, 2000, MPC has a business value of not less than $28,000.

Terms and Conditions of Merger Agreement

STOCKHOLDERS OF ARIELLE WISHING TO OBTAIN A COPY OF THE MERGER AGREEMENT, WHICH IS INCORPORATED INTO THIS PROSPECTUS BY REFERENCE, MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO SCHONFELD & WEINSTEIN, L.L.P. ATTENTION: ANDREA WEINSTEIN, 63 WALL STREET, SUITE 1801, NEW YORK, NEW YORK 10005.

     Pursuant to the merger agreement, MPC will be merged into Arielle. Consummation of the merger is conditioned upon, among other things, reconfirmation by holders of at least 80% of the shares owned by the Rule 419 investors. Upon consummation of the merger, Arielle shall issue 7,135,521 shares of the merged entity (representing 91.6%) to former MPC shareholders in proportion to their holdings of MPC. Current Arielle shareholders shall retain their 500,000 shares in Arielle, which amount represents 6.4% of the merged entity. Additionally, Schonfeld & Weinstein, L.L.P. shall be issued 156,000 shares representing 2% of the merged entity. The shareholders of MPC have agreed to place 779,152 of their shares in escrow to be released when MPC achieves sales of a minimum of $5,000,000 in the first fiscal year following the merger. In the event such sales are not achieved, the 779,152 escrowed shares shall be returned to the company's treasury. MPC will merge into Arielle with Arielle as the surviving entity. The merger is intended to be consummated in such a manner as to be tax-free to all parties involved under Internal Revenue Code Section 368(a)(1)(A) Each Rule 419 investor who rejects the reconfirmation offer will be paid his or her pro rata share of the amount in the escrow account of approximately $.32 per share. Consummation of the merger is not subject to any governmental approvals.

     The result of the merger, assuming that 80% of the Arielle stockholders reconfirm their investments, is that former MPC shareholders shall own 91.6% of the surviving entity while current Arielle shareholders and their designees, including Schonfeld & Weinstein, L.L.P., shall own 8.4% of the merged entity.

         Stockholders of Arielle wishing to accept the reconfirmation offer are directed to sign the enclosed Letter of Reconfirmation form and return it to Schonfeld & Weinstein, L.L.P., 63 Wall Street, Suite 1801, New York, New York 10005, attention: Andrea I. Weinstein, who will forward each Letter of Reconfirmation to Chase Manhattan Bank, Arielle's escrow agent. Any Arielle stockholder who fails to return his or her form so that it is received by Ms. Weinstein by (20 business days from the date hereof) will be deemed to have rejected the reconfirmation offer and will automatically be sent a check within five business days representing his or her pro rata share of the funds in the escrow account for the benefit of the Rule 419 investors.

Certain Income Tax Consequences

     The merger is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that stockholders of Arielle and MPC will not recognize gain or loss from the transaction. In addition, the transaction is not expected to result in the recognition of gain or loss to either Arielle or MPC in the respective jurisdictions where each of them is subject to taxation. No opinion of counsel nor a ruling from the Internal Revenue Service has been obtained in reference to the foregoing. The foregoing is for general information only and Arielle stockholders should consult their own tax advisors as to the specific tax consequences of the merger to them.

Fees and Expenses

     Shareholders of MPC shall bear all costs and expenses incurred in connection with the merger and the reconfirmation offering, since the only funds available to Arielle are the $31,500 in cash held in escrow pursuant to Rule 419, none of which may be used by either Arielle or MPC prior to the consummation of the merger.

USE OF PROCEEDS

     The gross proceeds of Arielle's initial public offering was $35,000. Pursuant to Rule 15c2-4 under the Securities Exchange Act of 1934, all of those proceeds must be held in escrow until all of the shares are sold. Pursuant to Rule 419, after all of the shares are sold, 10% of the deposited funds ($3,500) may be released from escrow to Arielle. Arielle requested the release of this 10%. Upon the consummation of the merger and the reconfirmation, which reconfirmation offering must precede such consummation, pursuant to Rule 419, $31,500 (plus any interest or dividends received, but less any portion disbursed to Arielle pursuant to Rule 419(b)(2)(C)(vi) and any amount returned to investors who did not reconfirm their investment pursuant to Rule 419 or approximately $31,500)will be released to MPC.

                     SUMMARY FINANCIAL INFORMATION- ARIELLE



         The following is a summary of our Financial Statements for the years ended April 30, 2000 and 1999, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Financial Statements including the notes thereto included in this prospectus.


                                                                YEAR ENDED
                                                                 APRIL 30
                                                                 --------
                                                               2000     1999
                                                            ---------  -------


Statement of Operations Data:

Total revenues...........................................       376     -0-
Net loss.................................................    (2,812)  (4,325)

Net loss per share.......................................   (0.0062) (0.0108)
                                                          =========  =======
Weighted average number of common shares
  Outstanding............................................   457,104  400,000
                                                          =========  =======



                                                        APRIL 30, 2000
                                                        --------------
                                                            ACTUAL
                                                            ------

Balance Sheet Data:

Working capital (deficit)................................   (2,212)

Cash and cash equivalents................................    3,433

Total assets.............................................   35,831

Total liabilities........................................    5,645

Shareholders' equity.....................................   30,186

                       SUMMARY FINANCIAL INFORMATION- MPC



         The following is a summary of our Financial Summary for the years ended June 30, 1999 and 1998, and for the nine month periods ended March 31, 2000 and 1999, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statement including the notes thereto included in this prospectus.


                                                   9 MONTHS                   YEAR ENDED
                                                   MARCH 31                    JUNE 30,
                                                   --------                    --------
                                                 2000       1999          1999           1998
                                                 ----       ----          ----           ----
Statement of Operation Data:

Total revenues................................2,144,682   1,874,140    2,950,178      2,246,665

Net income (loss)............................. (467,507)    (37,464)      45,070        (68,134)
                                             ==========  ==========    =========     ==========
Net income (loss) per share...................   (0.081)     (0.007)       0.009         (0.065)
                                             ==========  ==========    =========     ==========
Weighted average number of
 Common stock outstanding.....................5,760,916   5,155,555     5,187,890     1,051,027
                                             ==========  ==========    =========     ==========



                                                                          MARCH 31, 2000
                                                                          --------------
                                                                              ACTUAL
                                                                              ------
Balance Sheet Data:
Working capital..............................................................$  60,147

Cash and cash equivalents....................................................$ 293,887

Total assets.................................................................$ 982,901

Total liabilities............................................................$ 739,935

Shareholders' equity.........................................................$ 242,966

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


THE ARIELLE CORP.

General

     Arielle was organized under the laws of the State of Delaware on October 6, 1997. Since inception, the primary activity of Arielle has been directed to organizational efforts, and obtaining initial financing and conducting its initial public offering pursuant to which Arielle offered and sold 100,000 shares of common stock at $.35 per share. According to Rule 419, the proceeds of Arielle's initial public offering ($35,000) less 10% ($3,500) have been placed in escrow pending consummation of a merger or acquisition. In the event no merger or acquisition is consummated within eighteen (18) months from the effective date of Arielle's initial public offering, Arielle shall return investors' money, less $3,500, on a pro rata basis.

         Arielle was organized for the purposes of creating a corporate vehicle to seek, investigate and, if such investigation warranted, engaging in business combinations presented to it by persons or firms who or which desire to employ Arielle's funds in their business or to seek the perceived advantages of a publicly-held corporation. Arielle's principal business objective is to seek long-term growth potential in a business combination venture rather than to seek immediate, short-term earnings.

     Arielle does not currently engage in any business activities which provide any cash flow. Arielle's business is sometimes referred to as a "blank check" company because investors entrust their investment monies to Arielle's management before they have a chance to analyze any ultimate use to which their money may be put. Although substantially all of the deposited funds of this offering are intended to be utilized generally to effect a business combination, such proceeds are not otherwise being designated for any specific purposes. Pursuant to Rule 419, prospective investors who invest in Arielle will have an opportunity to evaluate the specific merits or risks of only the business combination management decides to enter into.

     Management anticipates that it may be able to effect only one potential business combination, due primarily to Arielle's limited financing.


Results of Operations

     Arielle's public offering was declared effective on April 6, 1999. Arielle offered a total of 100,000 shares at an offering price of $.35 per share, for an aggregate of $35,000. On October 5, 1999, Arielle closed on 100,000 shares for a total gross proceeds of $35,000. Pursuant to Rule 419 of the Securities Act, net proceeds of $31,500 together with all securities issued are being held in escrow pending the consummation of an acquisition or merger. After the closing of the merger, the business of Arielle will be the business of MPC. The resources of MPC will be the resources available to Arielle to fulfill the business purpose of serving as a reseller of telecommunication equipment, and provider of telecommunication services. MPC believes the combined cash resources and available credit of MPC and Arielle will be sufficient to run operations for at least one year.

         At April 30, 2000, Arielle's current assets amounted to $3,433, while current liabilities amounted to $5,645. In addition, Arielle's general and administrative expenses amounted to $3,188 for the year ended April 30, 2000.

         In the event approval of the merger is not obtained from at least 80% of the Rule 419 investors, then the shares deposited in the Rule 419 escrow will not be released to the Rule 419 investors. Instead, the $31,500 net offering proceeds in the Rule 419 escrow will be released to the Rule 419 investors in proportion to their investment, at approximately $.32 per share. In the event the escrowed funds exceed $31,500 at the consummation of the merger, the excess funds shall be returned on a pro rata basis to those registered common shareholders rejecting the reconfirmation offer. The Rule 419 investors paid $.35 per share in Arielle's initial public offering.

METHOD PRODUCTS CORP.

MPC was incorporated in the State of Florida on June 4, 1986 to serve as a multi-service business communications systems company specializing in the custom design, installation, and service of total communications network systems for businesses. Method Products Corp., and its wholly owned subsidiary MPC Integrated Technologies, Inc. are collectively referred as "MPC." MPC does business as MPC Business Communications Systems. MPC's objective is to maximize shareholder value by embarking upon a strategy to establish itself as a leader in the telecommunications service industry. MPC intends to acquire other telecommunications companies and hire key employees experienced in technology.

The following presentation of management's discussion and analysis of MPC's financial condition should be read in conjunction with MPC's financial statements and notes thereto, as well as other financial information contained in this prospectus.

Overview

         Incorporated in 1986, but inactive until 1990, MPC is a multi-service business communications systems company focusing on custom design installation and service of total communications network systems for businesses. To date, most of MPC's sales revenues are a result of selling, servicing and maintaining telephone systems. MPC also sells, services and maintains video equipment, primarily to be used for video conferencing.

         On June 22, 1999, MPC Integrated Technologies, Inc. was incorporated pursuant to the laws of the State of Florida. On June 30, 1999, MPC transferred all of its assets and liabilities to MPC Integrated Technologies, Inc. in exchange for 100% of the issued and outstanding common stock of MPC Integrated Technologies, Inc. Unless otherwise indicated, MPC and MPC Integrated Technologies, Inc. are collectively referred to as "MPC."

         MPC has entered into distributor agreements with such equipment manufacturers as Fujitsu, Nitsuko America, Applied Voice Technology, Panasonic and Sony, with most of its business derived from sales of Fujitsu and Nitsuko America equipment. For the years ended June 30, 1999 and June 30, 1998, 27% and 65%, respectively, of MPC's total sales were attributable to the sale of medium sized voice communication equipment manufactured by Nitsuko American Telecom Division.

         MPC has agreements with Nitsuko and Fujitsu authorizing MPC to serve as their non-exclusive reseller in the United States. The agreement with Nitsuko is successive one year terms unless terminated by either party upon a minimum of thirty days prior written notice. The agreement with Fujitsu may be terminated upon sixty days prior written notice.

         MPC sells telecommunications systems to its customers, installs such systems, then services same. MPC does not create new technology or engage in application development. MPC believes that acting as a reseller and service provider allows it to best serve its client. By not being tied to any particular product or service, MPC is able to analyze and evaluate a client's technology needs, then offer it the products and services best suited to such client.

         On October 7, 1997, MPC entered into a loan and security agreement with a commercial lender. The agreement provides for a maximum revolving line of credit of $50,000. Interest is a prime plus 1% and is due on demand. The loan is secured by a blanket lien on all business assets. The amount outstanding at June 30, 1999 and 1998 was $49,169, respectively.

         MPC had sales revenues of $2,950,178 and $2,246,665 for the years ended June 30, 1999 and 1998, respectively. From December 1998 to February 1999, MPC engaged in an offering of its securities pursuant to Rule 504 of Regulation D under the Securities Act of 1933. $75,000 was raised in such offering. In August 1999, MPC offered stock pursuant to Section 4(2) of the Securities Act to one accredited investor. From October 1999 to February 2000, MPC offered stock pursuant to Rule 506 of Regulation D. MPC raised $47,500 in this offering. From February 2000 to May 2000, MPC engaged in an offering of its securities pursuant to Rule 506 of Regulation D under the Securities Act. $1,040,453 was raised in such offering.

         MPC believes its revenues are sufficient to sustain existing operations, and that it will not have to raise additional capital in the next twelve months. A key element of MPC's growth strategy is the acquisition of additional telecommunications companies. MPC believes it will be able to acquire such companies through the issuance of MPC shares. It is possible, however, that certain acquisition candidates may also require cash to be acquired . In such an event, MPC may required additional funding to finance such acquisition. Such financing may be in the form of debt or equity. As of the date hereof no such acquisition have occurred.

         Year ended June 30,1999 compared to year ended June 30, 1998.


                                   Year ended
                                     June 30

                                             1999                   1998
                                             ----                   -----
Net sales                                 $2,950,178            $2,246,665

Cost of sales                             $1,674,714            $1,345,805

Selling, general,
and administrative expenses               $1,194,452            $  855,370

Income from operations                      $ 81,012            $   45,490


         Net sales for the year ended June 30, 1999 were $2,950,178 compared to $2,246,665 in 1998, an increase of $703,513 (31.3%). Cost of goods sold increased by $328,909 (24.4%) from 1998 to 1999, and cost of goods sold as a percentage of net sales decreased from 59.9% in 1998 to 56.8% in 1999 as a result of structural change and internal growth.

         Administrative expenses for the year ended June 30, 1999, 1999 were $1,194,452, and $855,370 for the year ended June 30, 1998, an increase of $339,082. Administrative expenses as a percentage of net sales increased from 38.1% in 1998 to 40.5% in 1999. This increase was attributed to the implementation of middle management, increasing the sales and technical forces.

         Income from operations increased from $45,490 in 1998 to $81,012 in 1999, an increase of 78.1%. Net income increased from a loss of $(68,134) in 1998 to $45,070 in 1999, as a result of improved gross margins. Other expenses decreased from $113,424 to $12,412 for the years ended June 30,1998 and 1999 respectively as a result of payments for litigation settlements.

         Nine months ended March 31, 2000 compared to nine months ended March 31, 1999.



                                                 Nine Months Ended March 31,
                                                  2000               1999
                                                 --------------------------
                                                        (unaudited)

Net sales                                       $2,144,682        $1,874,140

Cost of sales                                   $1,205,615        $1,042,130

Selling, general and administrative
  Expenses                                      $1,393,438        $  982,071

Loss from operations                            $ (454,371)       $ (150,061)

         For the nine month period ended March 31, 2000 and 1999, MPC had net sales of $2,144,682 and $1,874,140, respectively, an increase of $270,542 (14.4%). Cost of goods sold was $1,205,615 for the nine months ended March 31, 2000 (56.2%), and $1,042,130 for the nine months ended March 31, 1999 (55.6%) as a direct result of increased sales.

         Loss from operations increased from $(150,061) for the nine months ended March 31, 1999 to $(454,371) for the nine months ended March 31, 2000, a loss increase of 202.8%. This was a result of an increase in MPC's management and increase in sales force from two salespeople to ten, an increase of 400%. On average it takes three to four months for a salesperson to produce revenues sufficient to offset employment expenses for such person. MPC believes that the hiring of eight additional sales people will result in increased sales over the next twelve months, offsetting the current loss from operations.

         For the nine months ended March 31, 2000 and 1999, net loss was $(37,464) and $(467,507), respectively, an increased loss of 1147.9%. This was a result of cost to operations from securities offerings, accounting and attorney fees, operational expenses, and of hiring additional management and sales personnel.


BUSINESS

THE ARIELLE CORP.

General

     Arielle was organized under the laws of the State of Delaware on October 6, 1997. Since inception, the primary activity of Arielle has been directed to organizational efforts, and obtaining initial financing and conducting its initial public offering pursuant to which Arielle offered and sold 100,000 shares of common stock at $.35 per share. Pursuant to Rule 419, the proceeds of Arielle's initial public offering ($35,000) less 10% ($3,500) have been placed in escrow pending consummation of a merger or acquisition. In the event no merger or acquisition is consummated within eighteen (18) months from the effective date of Arielle's initial public offering April 6, 1999, Arielle shall return investors' money, on a pro rata basis.

Arielle was organized for the purposes of creating a corporate vehicle to seek, investigate and, if such investigation warranted, engaging in business combinations presented to it by persons or firms who or which desire to employ Arielle's funds in their business or to seek the perceived advantages of a publicly-held corporation. Arielle's principal business objective is to seek long-term growth potential in a business combination venture rather than to seek immediate short-term earnings.

     Arielle does not currently engage in any business activities which provide any cash flow. Arielle's business is sometimes referred to as a "blank check" company because investors entrust their investment monies to Arielle's management before they have a chance to analyze any ultimate use to which their money may be put. Although substantially all of the deposited funds of this offering are intended to be utilized generally to effect a business combination, such proceeds are not otherwise being designated for any specific purposes. Pursuant to Rule 419, prospective investors who invest in Arielle will have an opportunity to evaluate the specific merits or risks of only the business combination management decides to enter into.

     Management anticipates that it may be able to effect only one potential business combination, due primarily to Arielle's limited financing.

METHOD PRODUCTS CORP.

General

     MPC was incorporated pursuant to the laws of the State of Florida on June 4, 1986. The certificate of incorporation was amended on July 16, 1999 to authorize 50,000,000 shares of common stock $.0001 par value, and 1,000,000 shares of preferred stock $.0001 par value per share.

Since 1990, MPC has served as a multi-service business communications systems company specializing in the design, installation and service of total communications network systems for business.

Telecommunications Industry

OVERVIEW

Until 1986, the communications industry was dominated by industry giants such as AT&T. Competition was limited from penetrating mass markets by expensive equipment costs, costly network fees and high site management costs. Deregulation in 1986 opened the doors to competition and became the wellspring for growth. Since that time, powerful trends related to lower costs and higher quality technology have laid the foundation for growth throughout the industry. Today, initial resistance to new technology has given way to interest and utilization of multiple timesaving communication tools, creating unlimited business opportunities for aggressive young companies. Some examples of advances of telecommunication over the past fourteen years are:

      - Facsimile, cellular telephone and the Internet. Neither Facsimile nor wireless cellular communications were widely used even 14 years ago. The Internet did not achieve acceptance as a means of communication until the late 1990's.

      - Videoconferencing. Videoconferencing conserves time. A two-day trip can be reduced to a two-hour meeting by utilizing videoconferencing.

The telecommunication service industry is a multi-billion dollar industry. According to The Value Line Investment Survey, revenues in 1997 were $116 billion with net earnings of over $15.3 billion. Furthermore, the telecommunications equipment industry captures a separate multi-billion dollar market share. 1997 earnings for this sector exceed $1.7 billion on revenues of $17.9 billion.

         INDUSTRY TRENDS

Telecommunications Equipment Sales

While technologies advances are instigating changes in the telecommunications services landscape, demand for equipment is increasing accordingly. Growth in the sales and service of communications equipment is expected to continue well into the 21st century.

Located in Broward County Florida, MPC provides equipment sales, installation and service to Florida's national and international business community. Just as the telecommunications industry is poised for aggressive growth, so has MPC positioned itself to expand its business opportunities.

Videoconferencing

According to the Value Line Investment survey, the videoconferencing industry is estimated at $1 billion: Videoconferencing is used with increasing frequency. Development of the H.320 standards-based architecture for video communication enables fully integrated communication between all videoconferencing systems, regardless of the manufacturer, and radically limits the risk of functional obsolescence much in the same manner that the Group 3 standard paved the way for the explosive growth in facsimile communications.

The Internet

         The proliferation of the Internet promises to have as profound an effect on the telecommunications industry as the regulatory changes that are sweeping the world. The Internet represents an inexpensive and efficient mode of communication, particularly for data applications in an information-consuming society.

         According to a report in a recent article in the Wall Street Journal:

- Investment in information technology accounts for more than 45% of all business-equipment investments.

-        Commerce on the Internet could surpass $300 billion by 2002.

- The information technology industry employs 7.4 million Americans. The Commerce Department estimates that an additional 1.3 million workers will be needed by the next decade.

The report was supported by substantial anecdotal evidence to show the boom in electronic commerce.

-        On-Line traffic doubles every 100 days.

- The first Internet bookstore, Amazon.com, recorded 1997 sales of $148 million, up more that 835% from the previous year.

- In 1996, Auto-by-Tel, generated sales of $1.9 billion, with sales projected to be $6.0 billion in 1998.

- General Electric Co. Expects to save $500 million over two years by purchasing $5 billion in goods via the Internet.

One of the key drivers of bandwidth demand (transmission capacity) for the Internet is manifested in the growing complexity of applications.

Growth Strategy

Currently, MPC is seeking to expand primarily through soliciting additional and larger clients and the pursuit of strategic acquisitions which would allow it to expand to additional telecommunications services including computer and telephone integrations.

MPC will continue to make selected acquisitions that support its growth strategy, and develop and enhance its presence in key markets. MPC will seek to acquire businesses which develop and service Local Area Network (LAN) Systems, Wide area Network (WAN) Systems, private line data frame relay, fractional T-1, asynchronous transfer mode (ATM) and integrated services digital network (ISDN) services and visual private networks which involve connecting WAN's through Internet protocol.

Since 1990 MPC has engaged in the business of providing business communication solutions for its clients. MPC seeks to expand its business through mergers, acquisitions and strategic alliances. Through acquisitions of other companies, MPC intends to expand its business to offer the following products and services:

-        e-commerce and web service

  Through strategic alliances, MPC expects to be able to help businesses identify, design and implement e-commerce solutions.

-        Internet/Telephony Gateways

         MPC believes that the use of real-time voice, video and data communications over packet networks such as Intranets and the Internet will help businesses communicate more effectively with customers and co-workers.

-        Intelligent call centers

Intelligent call centers will provide agents with the information necessary to properly assist callers (either telephony or web -based calls through the use of various data integration methods such as screen pops, data base access and interactive voice response.

-        Unified Messages

         Unified messaging provides access to all voice, fax and email messages through the telephone or computer, providing a single point of access.

        MPC currently customizes enterprise-wide communications solutions that provide streamlined system administration and management for voice and call processing, unified messaging, fax processing, call center and customer service applications. Through strategic alliances or acquisitions MPC expects to be able to further stream line services to provide an even higher level of user interaction with speech-to-text, and text-to-speech technology.

Competition

MPC is a telecommunications sales and service company. The telecommunications industry is dominated by several large international corporations such as AT&T, Lucent, Siemens, Bell Atlantic and Intertel. MPC will be competing with these as well as smaller and mid size telecommunications companies, in addition to companies that specialize in specific web-band or telephone services.

Facilities

MPC currently leases space for its main office and headquarters at 1301 West Copans Road, Pompano Beach, Florida 33064. MPC believes that these premises will be adequate for its current needs and for the next two years of operation. MPC currently leases space for its branch sales office at 4519 George Road, suite 150, Tampa, Florida 33634. This lease expires February 2001.

Legal Proceedings

An entity related to MPC through common ownership, MPC Business Communications, Inc. ("MBCI"), was involved in certain litigation with third parties. The lawsuits arose from MBCI's separate business activities and were unrelated to the operations of MPC. In February 1998, MBCI ceased its business operations and MPC subsequently assumed the obligations to assist MBCI in resolving these matters. Under an agreement effective April 1, 1998 between MPC and MBCI, MPC assumed the debt from a previously settled lawsuit calling for future monthly payments totaling $24,989 and the obligation for any settlement negotiated pursuant to an ongoing lawsuit with WorldCom. In September 1998, the latter lawsuit was settled for approximately $125,000.

MBCI assigned to MPC the right to use its trade name and all rights to sell its customer list. The customer list was sold during fiscal year 1998 for $40,000 and the proceeds were escrowed with an attorney and ultimately used to reduce the WorldCom debt.

Employees

     MPC currently has 33 full time employees. MPC's employees do not belong to any unions. Management of MPC enjoys good working relationships with its employees.

MANAGEMENT

Directors and Executive Officers

         Set forth below is certain information regarding the directors and executive officers of Arielle and MPC. The officers and directors of Arielle are expected to resign upon consummation of the merger.

ARIELLE

     Set forth below is information regarding the officers and directors of the Arielle.

Name                               Age            Position with Arielle
----                               ---            ---------------------

David Kass(1)                      63             President, Director
26 Aerie Court
North Hills, New York 11030

David S. Jacobs(1)                 54             Vice, President,
26 Court Street                                   Director, Secretary
Brooklyn, New York 11242

John E. Vidaver                    51             Director
49 Poplar Avenue
Oradell, New Jersey 07469


(1) May be deemed "Promoters" of Arielle, as that term is defined under the Securities Act of 1933.

BIOGRAPHY

DAVID KASS, President and a director of the Company, was Vice president and owner of Mobile Phone Radio Systems from 1974 to 1982. Since 1982, Mr. Kass has been active in several organizations such as Fellow Radio Club of North America, MENSA and Explorers Club. Mr. Kass is a graduate of the State University of New York at Buffalo. Mr. Kass has been President and a director of the Company since October 1997.

DAVID S. JACOBS, Vice President, Secretary and a director of the Company, has been a partner in the law firm of Jacobs & Cohen, in Brooklyn, New York, since 1994.  Prior to that, he was a partner in the law firm of Jacobs, Katz
& Lurie, Brooklyn, New York.  Mr. Jacobs is a graduate of Brooklyn College and
Brooklyn Law School.   He has been secretary and a director of the Company
since October 1997.

JOHN E. VIDAVER, Director, has been a free-lance radio announcer and voice-over artist for commercials and films since 1990. He has worked for such radio stations as WQXR Radio, New York, NY, and WQCD Radio, New York, NY. Mr. Vidaver is a graduate of Rutgers College (Rutgers University) of New Jersey. Mr. Vidaver has been a director of the Company since July 7, 1998.

MPC

     Set forth below is information regarding the officers and directors of MPC:

Name                      Age            Position with the Company
----                      ---            -------------------------


Mark V. Antonucci          31       Chief Executive Officer, Chief Financial
1128 SW 26th Avenue                                  Officer and Director
Boynton Beach, FL 33426

Mark I. Weitsman           32       President, Chief Operating Officer,
150 Mohigan Circle                                   director
Boca Raton, FL 33487


Michael Beaubien           40       Executive Vice President, Director
9907 Moss Road Drive
Boca Raton, Fl 22487


Georges Karam              50       Director
8 Sloan Street
London SW1
London, UK

Biography

MARK V. ANTONUCCI, has been Chief Executive Officer, Chief Financial Officer and a director of MPC since January 1, 1999. He has been an employee of MPC since September 1998. He is responsible for MPC's financial activities and mergers and acquisition. From April 1996 to August 1998, Mr. Antonucci was Chief Executive Officer and President of Millenium Capital Consulting Corp., a financial consulting company located in Boca Raton, Florida. From February 1992 to April 1996 he served as president of RAC Financial Services, where he was involved with restructuring troubled companies. In October 1996, Mr. Antonucci filed for protection pursuant to Chapter 7 of the U.S. Bankruptcy Code.

MARK I. WEITSMAN, has been President, Chief Operating Officer and a Director of MPC since 1990, where he is responsible for running the company's day to day operations. From 1986 through 1989, Mr. Weitsman was a U.S. Air Force Airman First Class, during which time he completed 522 hours of technical school training as a telecommunications design engineer and technician at Shepard Air Force Base in Texas. Following education and training at Shepard, Mr. Weisman was transferred t George Air Force Base in California as an Outside Plant and

Inside Plant Telecommunications Technician, where his responsibilities included meeting with vendors to evaluate communication systems and identifying those best suited for the missions of George Air Force Base. In May 1989 Mr. Weitsman was selected to attend the Advanced Digital Technologies course at George Air Force Base. From December 1989 until November 1990, he was a communication technician with TIE Systems, Inc., of Miami Lakes, Florida.

MICHAEL R. BEAUBIEN, has been Vice President and a director of MPC since July 1990, where he is in charge of the company's technical services. From 1990 to 1992, he was a service technician with TIE Systems, Inc. of Miami Lakes, Florida. From 1987 to 1990 he was a service technician with Intellicom Business Communications in Ft. Lauderdale, Florida. From 1984 to 1987, Mr. Beaubien was an installation and service technician with National Business Communications of Pompano Beach, Florida.

GEORGES KARAM, has served as a director of MPC since July 1999. Since July 1996, he has served as President and Chief Executive Officer of Karam Co., a financial advising firm located in Lebanon. Mr. Karam started and managed a charter airline service with revenues of over $10,000,000 per year when the company was taken over in 1984. Mr. Karam was financial advisor for Knowledge Revolution for all Americans non-profit organization. Mr. Karam worked directly with the President, Ken Lloyd of the non-profit organization Knowledge Revolution for all Americans and along with Ted Bell US Secretary of Education and Paul Simon US Senate. Mr. Karam was also the Managing Director of the Economic Development Establishment in Saudi Arabia and the Managing director for Boustany Corp. Distributors in Saudi Arabia and South Africa for Toyota, Kelly and Yokohama's Tires.


Executive Compensation

Arielle

     Arielle has not compensated any officers, directors or employees to date.

MPC

     The following summary compensation table sets forth compensation information for services performed during the fiscal years ended June 30, 1998 and 1999 by MPC's executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal                      Fiscal              Annual
Position                                Year                Compensation(1)
--------                                ----                ---------------

Mark V. Antonucci                       1998                 N/A
                                        1999                 $53,000(2)

Mark I. Weitsman                        1998                 $52,729
                                        1999                 $78,192(3)

Michael Beaubien                        1998                 $52,569(4)
                                        1999                 $79,615(4)

-----------------

(1) Includes salary and bonus.
(2) Excludes company car and cell phone valued at approximately $5,000 per year.
(3) Excludes company car and cell phone valued at approximately $8,500 per year.
(4) Excludes company car and cell phone valued at approximately $5,000 per year.

MPC has entered into employment agreements with Mr. Antonucci, Mr. Weitsman and Mr. Beaubien.

Pursuant to MPC's three year employment agreement with Mr. Beaubien, Mr. Beaubien shall receive an annual salary of $175,000, with an annual increase based upon increase in cost of living which shall be based upon increase in the Consumer Price Index as published by the U.S. Government multiplied by the then existing salary every year commencing July 1, 1999 in an amount determined by the Board of Directors in its discretion . Mr. Beaubien is eligible for an annual bonus. Mr. Beaubien has also received a company car.

Pursuant to MPC's three year employment agreement with Mr. Antonucci, Mr. Antonucci shall receive an annual salary of $125,000, with an annual cost of living increase based upon an increase in the Consumer Price Index as published by the U.S. Government multiplied by the then existing salary every year commencing July 1, 1999. Through June 30, 2001, Mr. Antonucci shall be entitled to receive MPC common stock equal to 10% of the then outstanding common stock of MPC, with the result that on June 30, 2001, Mr. Antonucci shall own 10% of the outstanding common stock of MPC. Mr. Antonucci also receives a company car from MPC.

Pursuant to MPC's three year employment agreement with Mr. Weitsman, Mr. Weitsman shall receive an annual salary of $175,000 with an annual increase based upon the increase in cost of living which shall be based upon the increase in the Consumer Price Index as published by the U.S. Government multiplied by the then existing salary every year commencing July 1, 1999. Mr. Weistman is entitled to receive an annual bonus in an amount determined by the Board of Directors in its discretion. Mr. Weitsman also receives a company car.


Description of Securities

ARIELLE

Common Stock

         Arielle is authorized to issue twenty million (20,000,000) shares of common stock, $.0001 par value per share, of which 500,000 shares are issued and outstanding as of the date of this prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

         The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors of Arielle; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provision applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

         All shares of common stock being reconfirmed are fully paid for and non-assessable, with no personal liability attaching to the ownership thereof. The holders of shares of common stock of Arielle do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of Arielle if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of Arielle's directors.

Reports to stockholders

         Arielle intends to furnish its stockholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year. Arielle's fiscal year ends on April 30th. After the merger, Arielle will adopt MPC's fiscal year end of June 30.

Dividends

         Arielle was only recently organized, has no operating activities which generate earnings, and has paid no dividends to date. Since the Company was formed as a blank check company with its only intended business being the search for an appropriate business combination, Arielle does not anticipate having any earnings until such time that a business combination is reconfirmed by the stockholders. However, there are no assurance that upon the consummation of a business combination, Arielle will have earnings or issue dividends. Therefore, it is not expected that cash dividends will be paid to stockholders until after a business combination is reconfirmed.

Transfer Agent

         Arielle has appointed Manhattan Transfer, Inc. as the Transfer Agent for Arielle.

MPC

     MPC is authorized to issue 50,000,000 shares of common stock, $.0001 par value, of which 7,135,521 shares were issued and outstanding as of May 19, 2000. Each outstanding share of common stock of MPC is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

     The holders of shares of MPC do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so chose. In such event, the holders of the remaining shares will not be able to elect any of MPC's directors. MPC's current shareholders will own approximately 91.6% of the common shares outstanding after the merger.

         Pursuant to an option agreement entered into by MPC and Mark Antonucci, Chief Executive Officer and Chief Financial Officer of MPC, Mr. Antonucci has an option to purchase common shares of MPC equal to ten percent (10 %) of MPC's issued and outstanding common stock. This option may be exercised upon Mr. Antonucci's securing debt and/or equity financing of a minimum of $1,000,000 for MPC. Following such financing, MPC has agreed to issue additional shares of common stock to Mr. Antonucci to allow him to maintain his ten percent (10%) holding of MPC. This option agreement expires on the last day of his initial employment agreement, but no sooner than June 20, 2001, and no later than April 15, 2003.

         MPC intends to adopt an employee stock option plan after the merger with Arielle.

Preferred Stock

         MPC is authorized to issue 1,000,000 shares of preferred stock, $.0001 par value. The preferred stock may be issued in one or more series and with such designations, rights, preference, privileges, qualifications, limitations and restrictions as shall be stated and expressed in a resolution of the Board of Directors providing for the creation and issuance of such preferred stock.
There are no shares of preferred stock issued or outstanding.

Dividends

     MPC has paid no dividends to date.

Transfer Agent

MPC has appointed Nevada Agency and Trust as the Transfer Agent after the merger.

Principal Shareholders

ARIELLE

     The following table sets forth certain information regarding the beneficial ownership of the Arielle's common stock as of the date of this Prospectus by (i) each person known to Arielle to beneficially own 5% or more of Arielle's common stock, (ii) each director of Arielle and (iii) all directors and executive officers of Arielle as a group. All information with respect to beneficial ownership has been furnished to Arielle by the respective director, executive officer or 5% shareholder, as the case may be.


                               Amount and Nature of    Amount and Nature of
                               Beneficial Ownership    Beneficial Ownership
                               Prior to the Merger(1)  After the Merger (4)
                               ----------------------  --------------------

                              Number       Percent    Number      Percent
                              ------       -------    ------      -------

David Kass (1) (2)            95,000        19.0%     95,000        1.2%
26 Aerie Court
North Hills, NY 11030

David S. Jacobs (1)(2)        95,000        19.0%     95,000        1.2%
26 Court Street
Brooklyn, NY 11242

John E. Vidaver (2)                0          0%          0          0%
49 Poplar Avenue
Oradell, NJ 07469

B. Alice Campos              100,000        20.0%     100,000       1.3%
3325 Dempster Street
Skokie, IL 60076

Schonfeld & Weinstein,
L.L.P. (3)                    95,000        19.0%      95,000       1.2%
63 Wall Street
Suite 1801 New York, NY 10005

Total Officers
and Directors
(3 Persons)                  190,000        38.0%     190,000       2.4%


     (1) May be deemed "Promoters" of Arielle, as that term is defined under the Securities Act of 1933.
     (2) Mr. Kass is the President and a director of Arielle. Mr. Jacobs is Vice President, Secretary and a director of Arielle. Mr. Vidaver is a director of Arielle.
     (3) Excludes 156,000 shares to be issued to Schonfeld & Weinstein, L.L.P upon the closing of the merger.
     (4) Based on 7,791,521 shares to be outstanding after the merger.

MPC

     The following table sets forth certain information regarding the beneficial ownership of the MPC's common stock as of the date of this prospectus by (i) each person known to MPC to beneficially own 5% or more of MPC's common stock, (ii) each director of MPC and (iii) all directors and executive officers of MPC as a group. All information with respect to beneficial ownership has been furnished to MPC by the respective director, executive officer or 5% shareholder, as the case may be.


                               AMOUNT AND NATURE OF    AMOUNT AND NATURE OF
                               BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP
                               PRIOR TO THE MERGER(1)  AFTER THE MERGER (2)
                               ----------------------  --------------------

                                   PERCENT             NUMBER   PERCENT
                                   -------             ------   -------

NAME/ADDRESS
BENEFICIAL
OWNER
                        NUMBER OF SHARES
NAME AND ADDRESS OF
BENEFICIAL OWNER         SHARES HELD
----------------         -----------

Mark I. Weitsman         2,350,000          33.0%      2,350,000     30%
1301 W. Copans Road
Suite F-1
Pompano Beach, FL 33064

Michael R. Beaubien      2,350,000          33.0%      2,350,000     30%
1301 W. Copans Road
Suite F-1
Pompano Beach, FL 33064

Mark V. Antonucci(1)       500,000           7.0%        500,000    6.4%
1301 W. Copans Road
Suite F-1
Pompano Beach, FL 33064

Georges Karam
8 Sloan Street
London SW1
London, UK                  301,500           4.2%       301,500    3.9%

Dr. Anthony Ivankovich      735,000          10.3%       735,000    9.4%
526 Woodland Drive
Glenview, IL  60025

All Officers and Directors
as a Group (4 persons)          5,501,500          77.1%      5,501,500   70.6%


     (1) Excludes an option for Mr. Antonucci to purchase shares representing 10% of the company. This option, which allows Mr. Antonucci to purchase shares for par value, expires on the last day of Mr. Antonucci's initial employment agreement, but no sooner than June 30, 2001, and no later than April 15, 2003.

     (2) Based on 7,791,521 shares to be outstanding after the merger.

Certain Transactions

         Arielle was incorporated in the State of Delaware on October 6, 1997. Between October 13, 1997 and March 30, 1998 Arielle issued 400,000 shares to four (4) shareholders at $.05 per share, for a total of $20,000. On April 15, 1998, three shareholders gifted 5,000 shares to Allen S. Frenkel, who, as a result of such transfers, holds 15,000 shares of Arielle's common stock. These shareholders relied upon Section 4(1) of the Securities Act when gifting such shares. Mr. Frenkel has worked for J. Streicher and Co., an exchange specialist firm, since 1991. Mr. Frenkel works with management of listed companies, troubleshoots exchange problems on the companies' behalf, and works on new business development for his firm. He also evaluates prospect companies for possible listing on the American Stock Exchange. The shareholders of Arielle believed that he would be a valuable addition in helping to evaluate potential merger candidates once they have been identified by the officers and directors of Arielle. Arielle will not pay Mr. Frenkel finders fees or consulting fees. On April 6, 1999, Arielle's initial public offering was declared effective by the Securities and Exchange Commission. Pursuant to this offering, 100,000 shares of common stock were offered at $.35 per share on a "best efforts, all or nothing basis." As a result of the public offering, $35,000.00 was raised. This offering closed on October 5, 1999.


LEGAL MATTERS

         An opinion as to the validity of the securities offered hereby has been passed upon for Arielle by Schonfeld & Weinstein, L.L.P., 63 Wall Street, Suite 1801, New York, New York, counsel to Arielle. Schonfeld & Weinstein, L.L.P. is a shareholder of Arielle. No proceeds of Arielle's initial public offering were paid to Schonfeld & Weinstein, L.L.P.

EXPERTS

The balance sheets of Arielle as of April 30, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended April 30, 2000 and 1999, and for the period from October 6, 1997 (date of inception) through April 30, 2000 included in this prospectus and incorporated by reference in the registration statement, have been audited by Ahearn, Jasco + Company, P.A., independent auditors, as stated in their report appearing in this prospectus and incorporated by reference in the registration statement, and are included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of MPC as of June 30, 1999 and 1998, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended included in this Prospectus and incorporated by reference in the registration statement, have been audited by Ahearn, Jasco + Company, P.A., independent auditors, as stated in their report appearing in this prospectus and incorporated by reference in the registration statement, and are included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

         The financial statements and other financial information appearing in this Registration Statement were prepared by the management of Arielle and MPC, which are responsible for the integrity and objectivity of the information for their respective companies. The financial statements have been prepared in conformity with generally accepted accounting principles consistently applied and therefore include amounts that are based on information, judgments and management's best estimates.

         The management of each company maintains a system of internal accounting controls and procedures, which management believes is adequate under the circumstances. The system is intended to provide reasonable assurance, in relation to reasonable cost, that transactions are executed in accordance with management's authorization, are recorded properly and accurately, and that accountability for assets is maintained. These controls are supported by management's commitment to the integrity of the system.

         The financial statements of MPC for the years ended June 30, 1999 and 1998, and the financial statements of Arielle for the years ended April 30, 2000 and 1999, have been audited by Ahearn, Jasco + Company, P.A., independent certified public accountants, to the extent required by generally accepted auditing standards. Their role is to form an independent judgment as to the fairness with which the statements present the financial condition and the results of its operations of each entity for the periods presented. While the independent accountants make selective tests of procedures and controls, it is neither practicable nor necessary for them to scrutinize all of an entity's transactions. Their auditors' report appears with the respective financial statements. The ultimate responsibility for the financial statements of Arielle and MPC remains with management. The auditors responsibility is to express their opinion on the overall financial statement presentation.

         The financial statements of MPC as of and for the nine months periods ended March 31, 2000 have been prepared by the management of the MPC, and are not audited.

LITIGATION

     Arielle knows of no litigation pending, threatened or contemplated, or unsatisfied judgments against it, or any proceedings in which it is a party. Arielle knows of no legal actions pending or threatened or judgments entered against Arielle's officer and directors in their capacity as such.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Articles of Incorporation of Arielle provide indemnification of directors and officers and other corporate agents to the fullest extent permitted pursuant to the laws of Delaware. The Articles of Incorporation also limit the personal liability of Arielle's directors to the fullest extent permitted by the Delaware Law. The Delaware General Corporations Law contains provisions entitling directors and officers of Arielle to indemnification from judgments, fines amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of Arielle, provided said officers or directors acted in good faith.

     Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers or persons controlling Arielle pursuant to the foregoing provisions, or otherwise, Arielle has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Arielle of expenses incurred or paid by a director, officer or controlling person of Arielle in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Arielle will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FURTHER INFORMATION

     Arielle has filed with the Commission in Washington, D.C., a Registration Statement under the Securities Act with respect to the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Arielle and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission or at the Commission's web site: www.sec.gov. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document.

                                THE ARIELLE CORP.

                          (A DEVELOPMENT STAGE COMPANY)









                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------



                                                                PAGE

REPORT OF INDEPENDENT AUDITORS                                   F-2
------------------------------

FINANCIAL STATEMENTS
--------------------

           Balance Sheets                                        F-3

           Statements of Operations                              F-4

           Statement of Changes in Stockholders' Equity          F-5

           Statements of Cash Flows                              F-6

NOTES TO FINANCIAL STATEMENTS                                    F-7 through F-9
-----------------------------

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



To the Stockholders of
The Arielle Corp.

We have audited the accompanying balance sheets of The Arielle Corp. (the "Company"), a development stage company, as of April 30, 2000 and 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended April 30, 2000 and 1999, and for the period October 6, 1997 (date of incorporation) through April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Arielle Corp. as of April 30, 2000 and 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended April 30, 2000 and 1999, and for the period October 6, 1997 (date of incorporation) through April 30, 2000, in conformity with generally accepted accounting principles.


                                            /s/ Ahearn, Jasco + Company, P.A.
                                            ------------------------------------
                                            AHEARN, JASCO + COMPANY, P.A.
                                            Certified Public Accountants

Pompano Beach, Florida
May 25, 2000





                                THE ARIELLE CORP.
                          (A development stage company)
                                 BALANCE SHEETS
                             APRIL 30, 2000 and 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                             2000         1999
                                                             ----         ----

                                     ASSETS
                                     ------

CURRENT ASSET - Cash and cash equivalents                  $  3,433    $  1,442

RESTRICTED CASH                                              32,398        --

DEFERRED OFFERING COSTS                                        --        15,535
                                                           --------    --------

           TOTAL                                           $ 35,831    $ 16,977
                                                           ========    ========




                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

ACCRUED EXPENSES                                           $  5,645    $  3,444
                                                           --------    --------

STOCKHOLDERS' EQUITY:
   Common stock, $.0001 par value; 20,000,000 shares
    authorized; shares issued and outstanding
   500,000 in 2000 and 400,000 in 1999                           50          40
   Additional paid-in capital                                39,415      19,960
   Deficit accumulated during the development stage          (9,279)     (6,467)
                                                           --------    --------

           STOCKHOLDERS' EQUITY, NET                         30,186      13,533
                                                           --------    --------

           TOTAL                                           $ 35,831    $ 16,977
                                                           ========    ========









                       See notes to financial statements.

                                       F-3


                                THE ARIELLE CORP.
                          (A development stage company)
                            STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED APRIL 30, 2000 AND 1999,
                      AND FROM INCEPTION TO APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------







                                                                              From
                                                                           Inception
                                               Year ended   Year ended      Through
                                                04/30/00     04/30/99       04/30/00
                                               ----------  -----------     ---------


REVENUE, interest income                        $     376    $    --      $     376

GENERAL AND ADMINISTRATIVE EXPENSES                 3,188        4,325        9,655
                                                ---------    ---------    ---------

           LOSS BEFORE INCOME TAX PROVISION        (2,812)      (4,325)      (9,279)

PROVISION FOR INCOME TAXES                           --           --           --
                                                ---------    ---------    ---------

           NET LOSS                             $  (2,812)   $  (4,325)   $  (9,279)
                                                =========    =========    =========



PER SHARE AMOUNTS - basic and diluted:
   Net loss per weighted average common share   $ (0.0062)   $ (0.0108)
                                                =========    =========


WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                             457,104      400,000
                                                =========    =========







                       See notes to financial statements.

                                       F-4



                                THE ARIELLE CORP.
                          (A development stage company)
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED APRIL 30, 2000 AND 1999,
                      AND FROM INCEPTION TO APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                                                               From
                                                                             Inception
                                                  Year ended    Year ended    Through
                                                   04/30/00      04/30/99    04/30/00
                                                  ----------    ----------   --------


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                         $ (2,812)   $ (4,325)   $ (9,279)
   Items not affecting cash flow from operations:
     Accrued expenses                                  1,679       3,344       5,123
     Other                                              --           316         358
                                                    --------    --------    --------

           NET CASH USED IN OPERATING ACTIVITIES      (1,133)       (665)     (3,798)
                                                    --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITY:
   Deferred offering costs incurred                     --          (535)    (15,535)
   Other                                                 522        --           164
                                                    --------    --------    --------

CASH USED IN INVESTING ACTIVITIES                        522        (535)    (15,371)
                                                    --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Sales of common stock                              35,000        --        55,000
   Increase in restricted cash                       (32,398)       --       (32,398)
                                                    --------    --------    --------

CASH USED IN FINANCING ACTIVITIES                      2,602        --        22,602
                                                    --------    --------    --------

           NET INCREASE (DECREASE) IN CASH AND
            CASH EQUIVALENTS                           1,991      (1,200)      3,433

CASH AND CASH EQUIVALENTS, beginning of period         1,442       2,642        --
                                                    --------    --------    --------

CASH AND CASH EQUIVALENTS, end of period            $  3,433    $  1,442    $  3,433
                                                    ========    ========    ========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                           $   --      $   --      $   --
                                                    ========    ========    ========
   Cash paid for income taxes                       $   --      $   --      $   --
                                                    ========    ========    ========





                       See notes to financial statements.

                                       F-5



                                THE ARIELLE CORP.
                          (A development stage company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE YEARS ENDED APRIL 30, 2000 AND 1999,
                      AND FROM INCEPTION TO APRIL 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





                                          Common     Additional       Deficit    Total
                                          Stock       Paid-in      Accumulated
                                                      Capital       during the
                                                                   Development
                                                                      Stage
                                         ----------------------------------------------

STOCKHOLDERS' EQUITY, October 6, 1997     $   --      $   --      $   --      $   --

Sale of 400,000 shares of common stock          40      19,960        --        20,000

Net loss for the year ended
   April 30, 1998                             --          --        (2,142)     (2,142)
                                          --------    --------    --------    --------

STOCKHOLDERS' EQUITY, April 30, 1998            40      19,960      (2,142)     17,858

Net loss for the year ended
   April 30, 1999                             --          --        (4,325)     (4,325)
                                          --------    --------    --------    --------

STOCKHOLDERS' EQUITY, April 30, 1999            40      19,960      (6,467)     13,533

Sale of 100,000 shares of common stock,
   net of expenses of the offering              10      19,455        --        19,465

Net loss for the year ended
   April 30, 2000                             --          --      (2,812)       (2,812)
                                          --------    --------    --------    --------

STOCKHOLDERS' EQUITY, April 30, 2000      $     50    $ 39,415    $ (9,279)   $ 30,186
                                          ========    ========    ========    ========











                       See notes to financial statements.

                                       F-6


                                THE ARIELLE CORP.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED APRIL 30, 2000 AND 1999
             AND FROM INCEPTION (OCTOBER 6, 1997) TO APRIL 30, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION
-----------------------------------------------

               The Arielle Corp. (the "Company"), a development stage company, was organized in Delaware on October 6, 1997 as a "blank check" company which plans to look for a suitable business to merge with or acquire. Operations since incorporation have consisted primarily of obtaining the first capital contribution by the insiders, coordination of activities regarding the filing of an SEC registration statement, completing the offering, and identifying a merger candidate.
               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

      Deferred Offering Costs
      -----------------------
               Deferred offering costs, which were being incurred in anticipation of the Company filing a Rule 419 registration statement, were deferred until the sale of common shares. On October 5, 1999, when the offering closed, these costs were charged to additional paid in capital.

      Organization Costs
      ------------------
               Organization costs were originally capitalized, and were being amortized over a period of 60 months. In accordance with the American Institute of Certified Public Accountants' SOP 98-5, the balance of the organization costs were expensed in October 1998. The cumulative effect of a change in accounting method disclosure is not presented as the amounts involved are immaterial.

      Income Taxes
      ------------
               The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized. The tax provision shown on the accompanying statement of operations is zero since the deferred tax asset generated from the net operating loss is offset in its entirety by a valuation allowance. State minimum taxes are expensed as incurred.

      Cash and Cash Equivalents, and Restricted Cash
      ----------------------------------------------
               Cash and cash equivalents, if any, include all highly liquid debt instruments with an original maturity of three months or less at the date of purchase. Restricted cash represents the proceeds of the Rule 419 common stock offering, which are limited as to their use pursuant to this Rule.

      Fair Value of Financial Instruments
      -----------------------------------
               Cash and current liabilities are recorded in the financial statements at cost, which approximates fair market value because of the short-term maturity of those instruments.

                                THE ARIELLE CORP.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED APRIL 30, 2000 AND 1999
             AND FROM INCEPTION (OCTOBER 6, 1997) TO APRIL 30, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



NOTE 3 - STOCKHOLDER'S EQUITY
-----------------------------

               The Company, organized under the laws of the State of Delaware, has authorized 20,000,000 shares of common stock at $0.0001 par value. Through April 30, 1999, the Company raised $20,000 through a private placement subscription agreement, and during fiscal 2000, raised an additional $35,000 in connection with a Rule 419 offering (see Note 4 below).



NOTE 4 - RULE 419 REQUIREMENTS
------------------------------

               Rule 419 requires that offering proceeds after deduction for underwriting commissions, underwriting expenses and deal allowances issued be deposited into an escrow or trust account (the "Deposited Funds" and "Deposited Securities", respectively) governed by an agreement which contains certain terms and provisions specified by the Rule. Under Rule 419, the Deposited Funds and Deposited Securities will be released to the Company and to the investors, respectively, only after the Company has met the following three basic conditions. First, the Company must execute an agreement for an acquisition meeting certain prescribed criteria. Second, the Company must file a post-effective amendment to the registration statement which includes the terms of a reconfirmation offer that must contain conditions prescribed by the rules. The post-effective amendment must also contain information regarding the acquisition candidate and its business, including audited financial statements. The agreement must include, as a condition precedent to their consummation, a requirement that the number of investors representing 80% of the maximum proceeds must elect to reconfirm their investments. Third, the Company must conduct the reconfirmation offer and satisfy all of the prescribed conditions, including the condition that investors representing 80% of the Deposited Funds must elect to remain investors. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The reconfirmation offer must include certain prescribed conditions which must be satisfied before the Deposited Funds and Deposited Securities can be released from escrow. After the Company submits a signed representation to the escrow agent that the requirements of Rule 419 have been met and after the acquisition is consummated, the escrow agent can release the Deposited Funds and Deposited Securities. Investors who do not reconfirm their investments will receive the return of a pro-rata portion thereof; and in the event investors representing less than 80% of the Deposited Funds reconfirm their investments, the Deposited Funds will be returned to the investors on a pro-rata basis.
               The Company raised $35,000 through the sale of 100,000 shares of common stock pursuant to Rule 419, and the Company closed this sale and deposited the funds into an escrow account on October 5, 1999. Also pursuant to Rule 419, 10% of these funds may be transferred to the Company for expenses; accordingly, the Company transferred $3,500 to its operating cash account in April 2000. As of May 25, 2000, a merger candidate has been identified, and the Company is in the process of filing the post-effective amendment, performing the reconfirmation offer, and proceeding to close the merger with the acquisition candidate.

                                THE ARIELLE CORP.
                          (A development stage company)
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED APRIL 30, 2000 AND 1999
             AND FROM INCEPTION (OCTOBER 6, 1997) TO APRIL 30, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NOTE 5 - LOSS PER COMMON SHARE
------------------------------

               The Company follows the provisions of SFAS No. 128, "Earnings per Share," which requires entities to present both basic and diluted earnings
      (loss) per share ("EPS") on the face of the statement of operations. Basic EPS is calculated as income (loss) available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants. Net loss per common share, as shown on the statement of operations, is the same for both basic and diluted as the Company has no convertible or dilutive securities outstanding.
               The Company, when it becomes applicable to its equity structure, will use the treasury stock method for computing earnings per share. Under the treasury stock method, the dilutive effect of outstanding stock options and other convertible securities for determining primary earnings per share is computed using the average market price during the fiscal period, whereas the dilutive effect of outstanding stock options and convertible securities for determining fully diluted earnings per share is computed using the market price as of the end of the fiscal period, if greater than the average market price.
               The weighted average common shares for the year ended April 30, 2000 differ from the issued and outstanding shares solely because of the effects of weighting, and result from the Company's sale of 100,000 shares of common stock in October 1999.


NOTE 6 - RELATED PARTY TRANSACTIONS
-----------------------------------

      Transactions with Shareholders
      ------------------------------
               During 1998, the company advanced $15,000 to the law firm of Schonfeld & Weinstein, LLP, who is also a shareholder of the company, for legal fees to complete its SEC registration. These fees were recorded as deferred offering costs (see Note 2), and were charged against the offering proceeds.

      Office Facilities
      -----------------
               Office space is provided by an officer of the Company at no charge.

                      METHOD PRODUCTS CORP. AND SUBSIDIARY













                                TABLE OF CONTENTS
                                -----------------


                                                                   Page
                                                                   ----

INDEPENDENT AUDITORS' REPORT                                         F-2
----------------------------                                         ---

FINANCIAL STATEMENTS
--------------------

           Consolidated Balance Sheets                               F-3

           Consolidated Statements of Operations                     F-4 and F-5

           Consolidated Statement of Changes in
                Stockholders' Equity (Deficit)                       F-6

           Consolidated Statements of Cash Flows                     F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           F-8 to F-16
------------------------------------------

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Board of Directors and Stockholders of Method Products Corp. and subsidiary

We have audited the accompanying balance sheets of Method Products Corp. and subsidiary (collectively, the "Company") as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Method Products Corp. and subsidiary as of June 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net stockholders' deficit and a working capital deficit at June 30, 1999. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                               /s/ Ahearn Jasco + Company, P.A.
                                               ---------------------------------
                                               AHEARN, JASCO + COMPANY, P.A.
                                               Certified Public Accountants

Pompano Beach, Florida
August 4, 1999



                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                                 BALANCE SHEETS

======================================================================================================================

                                                                              March 31,                   June 30,
                                                                      ----------------------         -----------------
                                                                          2000          1999         1999         1998
                                                                          ----          ----         ----         ----
                                                                      (Unaudited)

                                     ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                            $ 293,887    $  68,071    $ 219,896    $  47,515
   Accounts receivable, net                                               126,252      139,331      155,017      117,866
   Inventories, net                                                       238,245        7,070      135,569       12,188
   Due from employees                                                      14,124        8,297        6,834        6,976
   Prepaid expenses and other                                              14,099        6,500        7,695         --
                                                                        ---------    ---------    ---------    ---------

      TOTAL CURRENT ASSETS                                                686,607      229,269      525,011      184,545

PROPERTY AND EQUIPMENT, net                                               170,164      174,098      163,143      128,617

NOTES RECEIVABLE, shareholders                                             67,276       41,893       41,893         --

OTHER ASSETS                                                               58,854        3,959        7,498        2,988
                                                                        ---------    ---------    ---------    ---------

      TOTAL                                                             $ 982,901    $ 449,219    $ 737,545    $ 316,150
                                                                        =========    =========    =========    =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Lines of credit                                                      $  80,641    $  49,169    $  49,169    $  49,169
   Current portion of long-term debt                                       47,237       70,214       67,065       61,930
   Accounts payable and accrued expenses                                  455,188      320,559      365,956      226,769
   Customer deposits                                                       22,909       11,434      190,587       13,376
   Accrued litigation settlements                                            --         27,744       13,815       85,000
   Income tax payable                                                      20,485          200       20,485          200
                                                                        ---------    ---------    ---------    ---------

      TOTAL CURRENT LIABILITIES                                           626,460      479,320      707,077      436,444
                                                                        ---------    ---------    ---------    ---------

LONG-TERM DEBT, less current portion                                      113,475      119,710       97,745       82,476
                                                                        ---------    ---------    ---------    ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
   Preferred stock, 1,000,000 shares authorized, $0.0001 par
          value;  no shares issued or outstanding                            --           --           --           --
   Common stock, 50,000,000 shares authorized, $0.0001 par
          value; 6,295,750 and 5,380,000 shares issued and outstanding
          at March 31, 2000 and December 31, 1999, respectively               630          538          538          472
   Additional paid-in capital                                             867,643       89,985       89,985         --
   Subscription receivable                                                   --           --           --           (372)
   Deficit                                                               (625,307)    (240,334)    (157,800)    (202,870)
                                                                        ---------    ---------    ---------    ---------

      STOCKHOLDERS' EQUITY (DEFICIT), NET                                 242,966     (149,811)     (67,277)    (202,770)
                                                                        ---------    ---------    ---------    ---------

      TOTAL                                                             $ 982,901    $ 449,219    $ 737,545    $ 316,150
                                                                        =========    =========    =========    =========

           See accompanying notes to consolidated financial statements
                                                                             F-3





             METHOD PRODUCTS CORP. AND SUBSIDIARY
                   STATEMENTS OF OPERATIONS



=========================================================================================================


                                                Nine Months Ended March 31,      Year Ended June 30,
                                               ----------------------------   ---------------------------
                                                  2000             1999          1999           1998
                                                  ----             ----          ----           ----
                                                (Unaudited)

SALES                                           $ 2,144,682    $ 1,874,140    $ 2,950,178    $ 2,246,665

COST OF SALES                                     1,205,615      1,042,130      1,674,714      1,345,805
                                                -----------    -----------    -----------    -----------

      GROSS PROFIT                                  939,067        832,010      1,275,464        900,860

ADMINISTRATIVE EXPENSES                           1,393,438        982,071      1,194,452        855,370
                                                -----------    -----------    -----------    -----------

      INCOME (LOSS) FROM OPERATIONS                (454,371)      (150,061)        81,012         45,490
                                                -----------    -----------    -----------    -----------

OTHER (INCOME) EXPENSE:
   Interest expense                                  17,931         15,863         27,412         13,435
   Other income                                      (4,795)      (128,460)       (15,000)       (40,000)
   Provision for litigation settlements, net           --             --             --          139,989
                                                -----------    -----------    -----------    -----------

      OTHER (INCOME) EXPENSE, NET                    13,136       (112,597)        12,412        113,424
                                                -----------    -----------    -----------    -----------

      INCOME (LOSS) BEFORE INCOME TAXES            (467,507)       (37,464)        68,600        (67,934)

PROVISION FOR INCOME TAXES                             --             --           23,530            200
                                                -----------    -----------    -----------    -----------

      NET INCOME (LOSS)                         $  (467,507)   $   (37,464)   $    45,070    $   (68,134)
                                                ===========    ===========    ===========    ===========



INCOME (LOSS) PER COMMON SHARE:
   Basic and diluted                            $    (0.081)   $    (0.007)   $     0.009    $    (0.065)
                                                ===========    ===========    ===========    ===========
   Weighted average common shares outstanding     5,760,916      5,155,555      5,187,890      1,051,027
                                                ===========    ===========    ===========    ===========







          See accompanying notes to consolidated financial statements.
                                                                             F-4




                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                            STATEMENTS OF OPERATIONS


================================================================================




                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                        2000             1999
                                                        ----             ----
                                                             (Unaudited)

SALES                                                $   644,715    $   805,656

COST OF SALES                                            338,054        578,791
                                                     -----------    -----------

      GROSS PROFIT                                       306,661        226,865

ADMINISTRATIVE EXPENSES                                  722,565        352,272
                                                     -----------    -----------

      LOSS FROM OPERATIONS                              (415,904)      (125,407)

OTHER (INCOME) EXPENSE:
   Interest expense                                        4,613          7,718
   Other income                                           (4,795)      (128,460)
                                                     -----------    -----------

      OTHER EXPENSE, NET                                    (182)      (120,742)
                                                     -----------    -----------

     LOSS BEFORE INCOME TAXES                           (415,722)        (4,665)
                                                     -----------    -----------

PROVISION FOR INCOME TAXES                                  --             --
                                                     -----------    -----------

      NET LOSS                                       $  (415,722)   $    (4,665)
                                                     ===========    ===========



LOSS PER COMMON SHARE:
   Basic and diluted                                 $    (0.071)   $    (0.001)
                                                     ===========    ===========
   Weighted average common shares outstanding          5,829,583      5,346,667
                                                     ===========    ===========






          See accompanying notes to consolidated financial statements.



                                                                             F-5



                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS

==========================================================================================================================

                                                                     Nine Months Ended March 31,       Year Ended June 30,
                                                                    ----------------------------       -------------------
                                                                       2000             1999          1999          1998
                                                                       ----             ----          ----          ----
                                                                            (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                                   $(467,507)   $ (37,464)   $  45,070    $ (68,134)
   Adjustments to reconcile net (loss) income to net cash
   (used in) provided by operating activities:
     Depreciation and amortization                                        48,540       52,549       70,065       38,889
      Provisions for litigation settlements and other accruals              --           --           --        154,989
      Gain on asset dispositions                                          (5,183)        --           --           --
      Common stock issued for services                                   313,250       25,050       25,050         --
      Changes in certain assets and liabilities, net of amounts from acquisition:
         Accounts receivable                                              28,765      (21,465)     (37,151)      19,828
        Inventories                                                     (102,676)       5,118     (123,381)      (6,025)
        Due from employees                                                (7,290)      (1,321)         142       (5,321)
        Prepaid expenses and other                                        (3,342)      (6,500)      (7,695)        --
         Accounts payable and accrued expenses                            77,806       93,790      139,187       35,517
         Customer deposits                                              (167,678)      (1,942)     177,211       13,376
         Income tax payable                                                 --           --         20,285          200
                                                                       ---------    ---------    ---------     --------

     NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                (285,315)     107,815      308,783      183,319
                                                                       ---------    ---------    ---------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                    (60,082)     (98,030)    (104,591)     (29,241)
   Issuance of notes receivable                                          (25,383)     (41,893)     (41,893)        --
   Change in other assets                                                 (9,838)        (971)      (4,510)        (665)
                                                                       ---------    ---------    ---------     --------

     NET CASH USED IN INVESTING ACTIVITIES                               (95,303)    (140,894)    (150,994)     (29,906)
                                                                       ---------    ---------    ---------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net change in line(s) of credit                                          --           --           --        (57,931)
   Proceeds from long term debt                                           53,124       96,056       96,056      113,520
   Payments on long term debt,                                           (49,200)     (50,538)     (75,652)     (27,131)
   Payments on litigation settlements                                    (13,815)     (57,256)     (71,185)     (35,000)
   Common stock issued for cash                                          464,500       65,373       65,373         --
   S Corporation distributions                                              --           --           --       (112,194)
                                                                       ---------    ---------    ---------     --------

      NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                454,609       53,635       14,592     (118,736)
                                                                       ---------    ---------    ---------     --------

      NET INCREASE IN CASH AND CASH EQUIVALENTS                           73,991       20,556      172,381       34,677

CASH AND CASH EQUIVALENTS, Beginning of period                           219,896       47,515       47,515       12,838
                                                                       ---------    ---------    ---------     --------

CASH AND CASH EQUIVALENTS, End of period                               $ 293,887    $  68,071    $ 219,896    $  47,515
                                                                       =========    =========    =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Interest paid in cash                                               $  17,931    $  15,863    $  27,412    $  13,435
                                                                       =========    =========    =========    =========
   Income taxes paid in cash                                           $    --      $    --      $   3,244    $    --
                                                                       =========    =========    =========    =========



          See accompanying notes to consolidated financial statements.
                                                                            F-6




                      METHOD PRODUCTS CORP. AND SUBSIDIARY
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
                                       AND
                  NINE MONTHS ENDED MARCH 31, 2000 (Unaudited)

================================================================================================================================


                                                          Common Stock
                                                   ------------------------             Additional                Stockholders'
                                                                    at      Subscription  Paid-in                    Equity
                                                   # of Shares   par value  Receivable    Capital      Deficit   (Deficit), net
                                                   -----------   ---------  ----------    -------      -------   --------------

STOCKHOLDERS' DEFICIT, June 30, 1997                1,000,000   $     100   $    --      $    --     $ (22,542)   $ (22,442)

Issuance of common stock                            3,725,000         372        (372)        --          --           --

S Corporation distributions                              --          --          --           --      (112,194)    (112,194)

Net loss for the year ended June 30, 1998                --          --          --           --       (68,134)     (68,134)
                                                    ---------    --------   ---------    ---------   ---------    ---------

STOCKHOLDERS' DEFICIT, June 30, 1998                4,725,000         472        (372)        --      (202,870)    (202,770)

Issuance of stock for cash                             55,000           6        --         64,995        --         65,001

Issuance of stock for services                        600,000          60        --         24,990        --         25,050

Collection of subscription receivable                    --          --           372         --          --            372

Net income for the year ended June 30, 1999              --          --          --           --        45,070       45,070
                                                    ---------    --------   ---------    ---------   ---------    ---------

STOCKHOLDERS' DEFICIT, June 30, 1999                5,380,000   $     538   $    --      $  89,985   $(157,800)   $ (67,277)

Issuance of stock for cash                            602,500          61        --        464,439        --        464,500

Issuance of stock for services                        313,250          31        --        313,219        --        313,250

Net loss for the nine months ended March 31, 2000        --          --          --           --      (467,507)    (467,507)
                                                    ---------    --------   ---------    ---------   ---------    ---------

STOCKHOLDERS' EQUITY, March 31, 2000                6,295,750   $     630   $    --      $ 867,643   $(625,307)   $ 242,966
                                                    =========   =========   =========    =========   =========    =========



   See accompanying notes to consolidated financial statements.


                                                                             F-7

                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

      ORGANIZATION AND BASIS OF PRESENTATION
      --------------------------------------
      Method Products Corp. was incorporated on June 4, 1986 in the State of Florida and serves as a multi-service business communications systems company specializing in the custom design, installation, and service of total communications network systems for businesses. On June 22, 1999, MPC Integrated Technologies, Inc was incorporated in the State of Florida and on June 30, 1999 was re-organized to be a wholly owned subsidiary of Method Products Corp. Method Products Corp. and its wholly owned subsidiary MPC Integrated Technologies, Inc. are collectively referred to as the Company. The Company operates under the trade name MPC Business Communications.

      UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
      -------------------------------------------
      The unaudited consolidated March 31, 2000 and 1999 financial statements presented herein have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") regarding interim financial reporting and, accordingly, they do not include all the information and disclosures required by generally accepted accounting principles. In the opinion of management, the interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting mainly of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods shown. The interim consolidated financial statements for the nine month period ended March 31, 2000 have been reviewed by an independent public accountant pursuant to Rule 310(b) of SEC Regulation S-B and following applicable standards for conducting such a review. The results of operations for the nine months ended March 31, 2000 are not necessarily indicative of the results for the full fiscal year.

      GOING CONCERN CONSIDERATIONS
      ----------------------------
      The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has a net stockholders' deficit of $67,277 at June 30, 1999. In addition, the Company has a deficit in working capital of $182,066 at June 30, 1999. Management recognizes that the Company must generate additional resources to enable it to pay its obligations as they come due. Management is planning to obtain additional working capital from operations, and/or from other sources, including creditors and investors. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company obtaining additional working capital and sustaining profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying consolidated financial statements will be materially affected.

      USE OF ESTIMATES
      ----------------
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------

      REVENUE RECOGNITION AND CREDIT RISKS
      ------------------------------------
      Revenue is recognized at the time the goods are shipped and/or installed. Accounts receivable is primarily with businesses located in Florida. The Company sells its products to various customers in different industries, therefore, the Company believes that it does not have an abnormal concentration of credit risk within any one market or any one geographic area.

      For the year ended June 30, 1999, one customer accounted for 19% of the Company's total sales. Also, two vendors supplied 27% and 16% respectively of the Company's total product purchases. For the year ended June 30, 1998, two customers accounted for 14% and 11% respectively of the Company's total sales. Also, one vendor supplied 65% of the Company's total product purchases.

      INVENTORIES, NET
      ----------------
      Inventories, consisting primarily of goods purchased for resale, are recorded at the lower of cost (first in, first out method) or market. The reported amounts are net of allowances for obsolescence.

      PROPERTY AND EQUIPMENT
      ----------------------
      Property and equipment is recorded at acquisition cost and depreciated using the straight-line method over the estimated useful lives of the assets. Useful lives range from five to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

      INTANGIBLE ASSETS
      -----------------
      The excess of investment cost over the fair value of net assets acquired (goodwill) is being amortized using the straight-line method over a period of three years. The goodwill, which totaled $43,348, arose from the acquisition of Jack Nichols Telephone during the nine months ended March 31, 2000, and amortization of goodwill during this period was approximately $1,830.

      INCOME TAXES
      ------------
      Through June 25, 1998, the Company, with the consent of its shareholders, had elected under provisions of the Internal Revenue Code to be an S corporation. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of taxable income. Therefore, no provision or liability for income is included in the accompanying financial statements for results of operations through June 25, 1998. Effective that date, this election was terminated when the Company issued common stock to a corporation. This S corporation status termination results in the Company directly paying taxes on its earnings.

      Effective June 26, 1998, the Company accounts for its income taxes in accordance with the Statement of Financial Accounting Standards No. 109 (SFAS No 109), "Accounting for Income Taxes." Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. State minimum taxes are generally expensed as paid.

                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------

      NET INCOME (LOSS) PER COMMON SHARE
      ----------------------------------
      The Company has adopted SFAS No. 128, "Earnings Per Share." SFAS 128 requires companies with complex capital structures or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is calculated as the income or loss available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for common share equivalents such as convertible securities and options and warrants.

      STOCK BASED COMPENSATION
      ------------------------
      In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation plans at fair value. The Company has chosen, in accordance with the provision of SFAS No. 123, to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) for its stock plans. Under APB No. 25, if the exercise price of the Company's stock options is less than the market price of the underlying stock on the date of grant, the Company must recognize compensation expense. SFAS No. 123 will be adopted for disclosure purposes only and will not impact the Company's financial position, annual operating results, or cash flows. For transactions with other than employees, in which services were performed in exchange for stock, the transactions are recorded on the basis of the fair value of the services received or the fair value of the issued equity instrument, whichever was more readily measurable.

      CASH AND CASH EQUIVALENTS
      -------------------------
      Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less. The Company occasionally maintains cash balances in financial institutions in excess of the federally insured limits.

      FAIR VALUE OF FINANCIAL INSTRUMENTS
      -----------------------------------
      Cash, receivables, and accounts payable and accrued expenses are reflected in the financial statements at fair value due to the short-term maturity of those instruments. The fair values of the Company's debt obligations are the same as the recorded amounts because rates and terms approximate current market conditions. Related party amounts are not subject to fair value estimation because of their unique nature.

      ADVERTISING
      -----------
      The costs of advertising, promotion, and marketing programs are charged to operations in the period incurred. Advertising expense was $14,833 and $26,666 for the years ended June 30, 1999 and 1998.

      STATEMENT OF COMPREHENSIVE INCOME
      ---------------------------------
      In accordance with SFAS No. 130, "Reporting Comprehensive Income", the Company is required to report its comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income, as these amounts are recorded directly as an adjustment to stockholders' equity. A statement of comprehensive income is not presented since the Company has no items of other comprehensive income. Comprehensive income is the same as net income for the periods presented herein.

                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------

      RECENT ACCOUNTING PRONOUNCEMENTS
      --------------------------------
      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed to fiscal years beginning after June 15, 2000 via the issuance of SFAS No. 137. The Company must adopt this standard for its fiscal year beginning July 1, 2000. The Company does not expect the adoption of this standard to have a material impact on results of operations, financial position or cash flows.

      RECLASSIFICATIONS
      -----------------
      Certain 1998 financial statement amounts were reclassified to conform to the 1999 presentation.


NOTE 2 - RELATED PARTY TRANSACTIONS
-----------------------------------

      LITIGATION AND OTHER OBLIGATIONS
      --------------------------------
               An entity related to the Company through common ownership, MPC Business Communications, Inc. ("MPC") was involved in certain litigation with third parties. The lawsuits arose solely from MPC's separate business activities and were unrelated to the operations of the Company. In February 1998, MPC ceased its business operations and the Company subsequently assumed the obligations to assist MPC in resolving these matters. Under an agreement effective April 1, 1998 between the Company and MPC, the Company assumed the debt from a previously settled lawsuit calling for future monthly payments totaling $24,989 (see Note 4) and the obligation for any settlement negotiated pursuant to an on-going lawsuit with WorldCom. In September 1998, the latter lawsuit was settled for approximately $125,000.
               MPC was also subject to a sales tax audit being conducted by the State of Florida. As part of the agreement, the Company assumed this obligation and accrued $15,000 during fiscal 1998 as management's estimate of the potential sales tax liability. An additional $7,887 was accrued during fiscal 1999 upon the settlement of the matter (see Note 5).
               In exchange for the assumption of the liabilities, MPC made a $10,000 cash payment to the Company. In addition, MPC assigned to the Company the right to use its trade name and all rights to sell its customer list. The customer list was sold during fiscal 1998 for $40,000, the proceeds escrowed with an attorney, and the funds were ultimately used to reduce the WorldCom debt.

      DUE FROM EMPLOYEES
      ------------------
      These advances are mainly comprised of travel, commissions, and other reimbursable expenses and totaled $6,834 and $6,976 at June 30, 1999 and 1998, respectively.

      NOTES RECEIVABLE, SHAREHOLDERS
      ------------------------------
      On June 30, 1999, two shareholders entered into 8% notes, payable to the Company, and due 60 days after a demand for payment is made. These notes were issued to convert $41,893 of expenses and other advances previously made to these shareholders. During the nine month period ended March 31, 2000 approximately $25,000 was advanced to shareholders, and subsequent to March 31, 2000, approximately $40,000 has been repaid on the outstanding balances of the notes receivable.

                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

      Property and equipment consists of the following at June 30, 1999 and 1998:

                                                  1999             1998
                                               -----------     ------------

Equipment                                        $162,643         $137,227
Furniture and fixtures                              8,270           11,381
Leased equipment                                   59,421             -
Vehicles                                           84,671           61,806
                                               -----------     ------------
          Total cost                              315,005          210,414
Less:  Accumulated depreciation                   151,862           81,797
                                               -----------     ------------

          Property and equipment, net            $163,143         $128,617
                                               ===========     ============

      Depreciation expense (including amortization of leases) for the years ended June 30, 1999 and 1998 was $70,065 and $38,889, respectively.

NOTE 4 - DEBT AND FINANCING AGREEMENTS
--------------------------------------

      Long-term debt consists of the following at June 30th of each year:
                                                                                      1999            1998
                                                                                   ------------    ------------

 Two vehicles notes payable to a financial institution, each secured by a vehicle, payable in monthly installments of $756 including interest of
 3.9% through January 2002.                                                        $   22,947      $   30,300

 Vehicle note payable to a financial institution, secured by a vehicle, payable in monthly installments of $376 including interest at 5.9% through
 August 2003.                                                                           16,643           --

 Note payable to a bank, secured by all business assets of the Company; payable in monthly installments of $3,354 plus interest at 12.50% through
 October 2000.                                                                          48,881          80,814

 Three capital leases, secured by the leased equipment, payable in monthly installments of $2,297 through May 2002, then $1,141 through April 2003, then
 $809 through August 2003, including imputed interest from 15% to 22%.
                                                                                        71,103          13,303

 Litigation settlement payable (see Note 2).                                              --            19,989

 Other                                                                                  5,236             --
                                                                                   ------------    ------------

 Total long-term debt                                                                 164,810         144,406
 Less:  Current portion                                                               (67,065)        (61,930)
                                                                                   ------------    ------------

           Long-term debt, less current portion                                    $   97,745      $   82,476
                                                                                   ============    ============

      The remaining long-term portion of $97,745 is scheduled for repayment as follows: $47,237 in 2001, $32,003 in 2002, $16,181 in 2003 and $2,324 in
      2004.
                                                                           F-12

                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



NOTE 4 - DEBT AND FINANCING AGREEMENTS (continued)
--------------------------------------

      The Company entered into a Loan and Security Agreement on October 7, 1997 with a commercial lender. This agreement provides for a maximum revolving line of credit of $50,000. Interest is at prime plus 1% and is due on demand. The loan is secured by a blanket lien on all business assets. The amount outstanding under this line of credit at June 30, 1999 and 1998 was $49,169, respectively.


NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
-------------------------------------------------

      Accounts payable and accrued liabilities consist of the following:

                                            Nine Months Ended March 31,            Year Ended
                                                                                    June 30,
                                            ----------------------------   ---------------------------
                                                2000           1999            1999          1998
                                            --------------  ------------   -------------  ------------

      Accounts payable                          $ 396,960     $ 265,775       $ 268,443     $ 191,313
      Accrued liabilities:
         Sales taxes (see Note 2)                   4,337        24,207          22,887        18,710
         Payroll and related taxes                 20,677        20,677          41,412         7,446
         Warranty accrual                          10,000        -               10,000        -
         Vacation pay                              23,214         9,900          23,214         9,300
                                            --------------  ------------   -------------  ------------

                Total                           $ 488,668     $ 320,559       $ 365,956     $ 226,769
                                            ==============  ============   =============  ============

NOTE 6 - INCOME TAXES
---------------------

      As discussed in Note 1, the Company was taxed as an S corporation from inception through June 25, 1998. Effective that date, the S corporation status was terminated, and therefore, the Company must directly pay taxes on its earnings. Upon such terminations, accounting principles require the entity to establish deferred income tax assets and liabilities for the tax bases of assets and liabilities that are different than those recognized for financial reporting purposes. A deferred tax asset was established at June 25, 1998 for certain accrued liabilities (primarily relating to the litigation settlements) which are not deductible for tax purposes until paid. No deferred tax liabilities were established for the Company at June 25, 1998 since the amounts were immaterial.

      A summary of income taxes for the year ended June 30, 1999 and for the period from June 26, 1998 through June 30, 1998 is as follows:
                                                           1999           1998
                                                        ---------      --------

Currently payable:
   Federal                                               $ 19,800      $    170
   State                                                    3,730            30
Deferred taxes                                              7,700          --
                                                         --------      --------
Income tax provision for the period                        31,230           200
Deferred tax asset established June 25, 1998                 --         (33,600)
Change in valuation allowance                              (7,700)       33,600
                                                         --------      --------

          Total income tax provision                     $ 23,530      $    200
                                                         ========      ========

                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NOTE 6 - INCOME TAXES (continued)
---------------------

      There are no significant deferred tax liabilities at June 30, 1999 or 1998. Deferred tax assets of $25,900 and $33,600 as of June 30, 1999 and 1998, respectively, arise from accrued liabilities and accounting reserves not currently deductible for tax purposes and have been offset in their entirety by a valuation allowance. The effective income tax rate for the year ended June 30, 1999 varied from the statutory Federal tax rate as follows:

Federal statutory rate                                                 34%
State income taxes, net of federal income tax effect                    4%
Other, including permanent differences, changes to the
 valuation allowance, and effects of the surtax exemption              (4%)
                                                                     --------

          Effective income tax rate                                    34%
                                                                     ========

      A rate reconciliation has not been provided for the year ended June 30, 1998 since it is not meaningful in the circumstances.

      There is no income tax benefit recorded for the nine month period ended March 31, 2000, as any deferred tax asset generated by the net operating loss for the period has been offset in its entirety by a deferred tax asset valuation allowance.


NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT)
---------------------------------------

      PREFERRED STOCK
      ---------------
      On June 30, 1999, the shareholders and directors voted to amend the Company's articles of incorporation to create a class of preferred stock comprised of 1,000,000 shares with a par value of $0.0001. The preferred stock may be issued from time to time in one or more series and with such designations, rights, preferences, privileges, qualifications, limitations, and restrictions as shall be stated and expressed in a resolution of the Board of Directors providing for the creation and issuance of such preferred stock.

      COMMON STOCK
      ------------
      The Company was originally incorporated with 100 shares of $1 par value common stock. On June 10, 1998, the shareholders and directors voted to amend the Company's articles of incorporation to change the number of authorized shares to 7,500,000 with a par value of $0.0001. The outstanding shares of common stock were converted, on that date, into 1,000,000 shares of the new $0.0001 par value stock. The shares of the Company have been restated to June 30, 1997, as well as other per share amounts as if a stock split had occurred. On August 3, 1998 the article of incorporation were further amended to increase the authorized shares from 1,000,000 to 50,000,000.

      ISSUANCE OF COMMON STOCK
      ------------------------
      On June 26, 1998, 25,000 shares of common stock were issued at par value to a Corporation pursuant to an investment agreement; these shares were subsequently reissued to 30 various investors and employees. These shares were issued through a Regulation D, Rule 504 private placement offering. Also on June 26, 1998, the existing shareholders subscribed for an additional 3,700,000 shares at par value.

                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT) (continued)
---------------------------------------

      During the year ended June 30, 1999, the Company sold 55,000 shares of common stock pursuant to Rule 504 of Regulation D that resulted in net proceeds of $65,001. Subsequent to June 30, 1999, the Company sold additional 602,500 shares of common stock that resulted in net proceeds of $464,500.

      During the year ended June 30, 1999, the Company issued 600,000 shares of common stock for services and management of the Company placed a value of $25,050 on the services performed. Subsequent to June 30, 1999, the Company issued additional 313,250 shares of common stock for services and management of the Company placed a value of $313,250 on the services performed.

NOTE 8 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

      OFFICE LEASE
      ------------
      The Company leases three vehicles and its office space. Rent expense for the years ended June 30, 1999 and 1998 was $45,265 and $44,547, respectively. Future minimum lease payments subsequent to June 30, 1999 under these operating leases are as follows:

  Year Ending
    June 30,
-----------------

      2000                                        $ 53,141
      2001                                          38,056
      2002                                           7,870
                                                 ----------

                                                  $ 99,067
                                                 ==========

      LITIGATION
      ----------
      From time to time, the Company is exposed to claims and legal actions in the normal course of business, some of which are initiated by the Company. Management believes that any such outstanding issues will be resolved for amounts already accrued and will not significantly impair the financial condition of the Company. See Note 2 for a further description of litigation.

NOTE 9 - NET INCOME (LOSS) PER COMMON SHARE
-------------------------------------------

      For the year ended June 30, 1999 and 1998, basic and diluted weighted average common shares include only common shares outstanding as there were no common share equivalents. For 1998, the number of shares were restated to reflect the number of shares issued upon the amendment of the articles of incorporation as if a stock split had occurred (see Note 6). A reconciliation of the number of common shares shown as outstanding in the consolidated financial statements with the number of shares used in the computation of weighted average common shares outstanding is shown below:

                                                       1999              1998
                                                   -------------    ------------

Common shares outstanding at June 30th              5,380,000         4,725,000
Effect of weighting                                  (192,110)       (3,673,973)
                                                   -------------    ------------

Weighted average common shares outstanding          5,187,890         1,051,027
                                                   =============    ============

                      METHOD PRODUCTS CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



NOTE 10 - PRO FORMA INCOME TAXES
--------------------------------

      As discussed in Note 1, having elected status as an S corporation, the shareholders of the Company paid the federal income tax on the Company's earnings through June 25, 1998. Additionally, the Company was exempt from Florida income tax on its earnings during that period since Florida does not separately tax S corporations. As a result, no income tax expense was provided in the historical financial statements for taxable income through June 25, 1998.

      Below is a pro forma schedule for the year ended June 30, 1998 estimating the benefit for income taxes, and the resulting loss after taxes, as if the Company had not made the election to be taxed as an S corporation.

Loss before income taxes                                              $(67,934)
Pro forma benefit for federal and state taxes                            19,000
                                                                     -----------

           Net loss after pro forma tax provision                     $(48,934)
                                                                     ===========

      The loss per common share, basic and diluted, on a proforma basis, is $0.046.


                              METHOD PRODUCTS GROUP
                        PRO FORMA COMBINED BALANCE SHEET
=================================================================================================================



                                                                                                METHOD PRODUCTS
                                             METHOD PRODUCTS   ARIELLE CORP.     PRO FORMA      GROUP-COMBINED
                                                6/30/99          4/30/00       ADJUSTMENTS(1)     PRO FORMA
                                                -------          -------         -----------      ---------
 ASSETS
 ------
CURRENT ASSETS:
   Cash and cash equivalents                   $ 219,896       $   3,433        $ (100,000)        $ 123,329
   Cash-Restricted                                  --            32,398             --               32,398
   Accounts receivable, net                      155,017            --               --              155,017
   Inventories, net                              135,569            --               --              135,569
   Due from employees                              6,834            --               --                6,834
   Prepaid expenses                                7,695            --               --                7,695
                                               ---------       ---------          --------        ----------

          TOTAL CURRENT ASSETS                   525,011          35,831             --              460,842

PROPERTY AND EQUIPMENT, net                      163,143           --                --              163,143

NOTES RECEIVABLE, shareholders                    41,893           --                --               41,893

OTHER ASSETS                                       7,498           --                --                7,498
                                               ---------       ---------          --------        ----------

          TOTAL                                $ 737,545       $  35,831          $  --            $ 673,376
                                               =========       =========          ========         =========

LIABILITIES  AND STOCKHOLDERS' DEFICIT
-----------  -------------------------

CURRENT LIABILITIES:
  Accounts payable and accrued expenses        $ 365,956       $   5,645          $  --            $ 371,601
  Current portion of long-term debt              67,065             --               --               67,065
   Customer deposits                             190,587            --               --              190,587
   Line of credit outstanding                     49,169            --               --               49,169
   Other Current Liabilities                      13,815            --               --               13,815
   Income tax payable                             20,485            --               --               20,485
                                               ---------       ---------          --------        ----------

          TOTAL CURRENT LIABILITIES             707,077           5,645             --               712,722
                                               ---------       ---------          --------        ----------
LONG-TERM DEBT, less current portion              97,745            --              --                97,745
                                               ---------       ---------          --------        ----------

STOCKHOLDERS' DEFICIT:
   Common stock                                      588             50                 16               604
   Additional paid-in capital                     89,985         39,415                (16)          129,384
   Retained Earnings(Deficit)                   (157,800)        (9,279)          (100,000          (267,079)

          STOCKHOLDERS' EQUITY (DEFICIT), NET    (67,277)        30,186             --              (137,091)
                                               ---------       ---------          --------        ----------

         TOTAL                                 $ 737,545       $  35,831          $ --            $  673,376
                                               =========       =========          ========        ==========







                              METHOD PRODUCTS GROUP
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS




                                              METHOD PRODUCTS    ARIELLE CORP.                METHOD PRODUCTS
                                                 YEAR ENDED        YEAR ENDED     PRO FORMA     GROUP-COMBINED
                                                  6/30/99           4/30/00     ADJUSTMENTS(1)    PRO FORMA
                                                  -------           -------     -----------       ---------

SALES                                           $ 2,950,178    $       376    $     --          $ 2,950,554

COST OF SALES                                     1,674,714           --            --            1,674,714
                                                -----------    -----------    ----------        -----------

          GROSS PROFIT                            1,275,464            376          --            1,275,840

ADMINISTRATIVE EXPENSES                           1,194,452          3,188     $ 100,000          1,297,640
                                                -----------    -----------    ----------        -----------

         INCOME FROM OPERATIONS                      81,012         (2,812)         --              (21,800)
                                                -----------    -----------    ----------        -----------

OTHER (INCOME) EXPENSE:
   Interest expense                                  27,412           --            --               27,412
   Sale of customer list                               --             --            --               --
   Other income                                     (15,000)          --            --              (15,000)
                                                -----------    -----------    ----------        -----------

          OTHER EXPENSE, NET                         12,412           --            --               12,412
                                                -----------    -----------    ----------        -----------

          INCOME (LOSS) BEFORE INCOME TAXES          68,600         (2,812)         --              (34,212)

PROVISION FOR INCOME TAXES                           23,530           --            --               23,530
                                                -----------    -----------    ----------        -----------

          NET INCOME (LOSS)                     $    45,070    $    (2,812)   $     --          $   (57,742)
                                                ===========    ===========    ==========        ===========



INCOME (LOSS) PER COMMON SHARE:
   Basic and diluted                            $     0.009                                     $    (0.008)
                                                ===========    ===========    ==========        ===========
   Weighted average common shares outstanding     5,187,890                                       7,135,521
                                                ===========    ===========    ==========        ===========

(1)To record the expenses of the offering, estimated at $100,000 for both MPC and Arielle, and record shares issued in the merger to Schonfeld & Weinstein, LLP.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
         -----------------------------------------

The Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

                  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. - (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation including absorbed in a consolidation of merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation doubled if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Article XI of the Company's By-laws provides for the indemnification of the company's officers, directors, and corporate employees and agents under certain circumstances as follows:

Article XI provides that the Company will hold harmless and will indemnify all officers, directors, employees and agents of the Company against all expense, liability and loss reasonably incurred or suffered by such person in its connection as such with the Company. The Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person (except against the Company) only if such proceeding was authorized by the Company's Board of Directors.

If a claim under the above paragraph is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at anytime thereafter bring suit against the Company to recover the unpaid amount of the claim. If the claimant is successful, it is entitled to be paid the expense of prosecuting such claim, as well.

Notwithstanding any limitations in other sections of the By-laws, the Company will, to the fullest extend permitted by Section 145 of the General Corporation Law of Delaware, indemnify any and all persons whom it has the power to indemnify against any and all of the expense, liabilities and loss, and this indemnification shall not be deemed exclusive of any other rights to which the indemnities may be entitled under any By-law, agreement, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons.

Arielle may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of Arielle against any such expense, liability or loss, whether or not Arielle would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


Item 25.  EXPENSES OF ISSUANCE AND DISTRIBUTION
          -------------------------------------

         The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being reconfirmed were approximately:


           Escrow Fee                                           $ 1,000
           Securities and Exchange Commission
           Registration Fee                                     $   305
           Legal Fees                                           $15,000
           Accounting Fees                                      $ 2,000
           Printing and Engraving                               $   500
           Blue Sky Qualification Fees and Expenses$            $   750
           Miscellaneous                                        $ 1,650
           Transfer Agent Fee                                   $ 1,000
           TOTAL                                                $21,935

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES

Arielle issued 400,000 shares between October 13, 1997 and March 30, 1998 to its initial stockholders for $20,000.

NAME/ADDRESS
CONSIDERATION              SHARES
BENEFICIAL                 OF COMMON                          PRICE
OWNER                      STOCK PURCHASED(2)                 PAID
-----                      ------------------                 ----

David Kass (1)(3)          100,000                            $5,000
26 Aerie Court
North Hills, NY 11030

David S. Jacobs (1)(3)     100,000                            $5,000
26 Court Street
Brooklyn, NY

B. Alicia Campos           100,000                            $5,000
3325 Dempster Street
Skokie, IL 60076

Schonfeld & Weinstein,
    L.L.P.(4)              100,000                            $5,000
63 Wall Street
Suite 1801
New York, NY

-----------

         (1) May be deemed "Promoters" of Arielle, as that term is defined under the Securities Act of 1933.

         (2) These Shares were sold under the exemption of Section 4(2) of the Securities Act of 1933.

         (3) Mr. Kass is President and a director of Arielle. Mr. Jacobs is Vice President, Secretary and a director of Arielle.

         (4) Joel Schonfeld and Andrea I. Weinstein are the principals of Schonfeld & Weinstein, L.L.P., special counsel to Arielle.

Neither Arielle nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising.

Each purchaser represented in writing that he/she acquired the securities for his own account. A legend was placed on the certificates stating that the securities have not been registered under the Act and setting forth the restrictions on their transferability and sale. Each purchaser signed a written agreement that the securities will not be sold without registration under the Act or exemption therefrom.

On April 15, 1998, David Kass, David S. Jacobs, and Schonfeld & Weinstein, L.L.P. each transferred 5,000 shares to Allen S. Frenkel. As a result of such transaction, Allen S. Frenkel holds 15,000 shares.

EXHIBITS

Item 27.


2.0      Agreement and Plan of Merger

3.1(a)   Certificate of Incorporation of the Arielle Corp.*

3.1(b)   Certificate of Incorporation of Method Products Corp.

3.2(a)   By-Laws of the Arielle Corp.*

3.2(b)   By-Laws of Method Products Corp.

4.1      Specimen Certificate of Common Stock.*

4.6      Form of Escrow Agreement.*

5.0      Opinion of Counsel.

15.      Letter on Unaudited Interim Financial Information

23.2     Independent Auditor's Consent - Arielle
23.3     Independent Auditor's Consent - MPC

24.1     Counsel's Consent to Use Opinion.

99.0     Agreement Among Management.*

*    As filed with original registration statement on Form SB-2.


Item 28.

                                  UNDERTAKINGS



         The registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deposit into the Escrow Account at the closing, certificates in such denominations and registered in such names as required by the Company to permit prompt delivery to each purchaser upon release of such securities from the Escrow Account in accordance with Rule 419 of Regulation C under the Securities Act. Pursuant to Rule 419, these certificates shall be deposited into an escrow account, not to be released until a business combination is consummated.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on



                      The Arielle Corp.

                      -------------------------
             BY:      /s/ David Kass
                      David Kass, President


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

David Kass

-----------------                           Dated
DAVID KASS
President, Director

David S. Jacobs
-----------------                           Dated
DAVID S. JACOBS
Vice President, Secretary, Director


-----------------                           Dated
JOHN E. VIDAVER
Director